As filed with the Securities and Exchange Commission on April 30, 2010
Registration No. 333- 165817

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
COMMUNITY WEST BANCSHARES
(Exact name of registrant as specified in its charter)
_____________________
California
(State or other jurisdiction of incorporation or organization)
6712
(Primary Standard Industrial Classification Code Number)
77-0446957
(I.R.S. Employer Identification Number)
445 Pine Avenue
Goleta, California 93117
(805) 692-5821
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________
Lynda J. Nahra
President and Chief Executive Officer
445 Pine Avenue
Goleta, California 93117
(805) 692-5821
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________________
Lynda J. Nahra
President and Chief Executive Officer
445 Pine Avenue
Goleta, California 93117
(805) 692-5821
_____________________________

Copies to:

Arthur A. Coren Professional Corporation
Khoi D. Dang, Esq.
HORGAN, ROSEN, BECKHAM & COREN, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302
(818) 591-2121

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer      Accelerated Filer      Non-accelerated Filer      Smaller Reporting Company  ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Subordinated Debentures(1)	8,800	$1,000	$8,800,000	$627.44
Common Stock, no par value (2)	2,514,286	--	--	N/A
Subscription Rights to Acquire Subordinated Debentures (3)	325	--	--	N/A
Fees previously paid				(470.58)
Total				$156.86

(1)
There is being registered hereunder an aggregate amount of $8,800,000 of 9% Subordinated Convertible Debentures due [MATURITY DATE] (the "Debentures") of Community West Bancshares (the “Company.”)  Each Debenture will be in the principal amount of $1,000 (or an integral multiple thereof) and each Debenture will be convertible, in whole or in part, into shares of the Company’s no par value common stock (the "Common Stock") at $3.50 per share if converted on or before July 1, 2013, at $4.50 per share if converted during the period from July 2, 2013 to July 1, 2016, and at $6.00 per share if converted during the period from July 2, 2016 to [MATURITY DATE].  The registration fee is calculated in accordance with Section 457(e) of the Securities Act of 1933.

(2)
There is being registered 2,514,286 shares of Common Stock issuable upon conversion of the Debentures at $3.50 per share, and any shares of Common Stock issuable in connection with certain adjustments, including subdivisions, redivisions, reductions, combinations, or consolidations of the Company’s outstanding Common Stock.  Pursuant to Rule 457(i) of the Securities Act of 1933, no additional registration fee is required as the shares of Common Stock are being registered at the same time as the Debentures.

(3)
The Company is granting to each holder of Common Stock as of April 30, 2010, at no cost to the shareholder, non-transferable subscription rights (the "Rights") to purchase Debentures in this Offering.  The Debentures are first be offered to the shareholders of the Company as of April 30, 2010 who will be granted one Right to purchase a Debenture in the principal amount of $1,000 for every 750 shares of Common Stock, or a fraction thereof, held on April 30, 2010, subject to rounding-up and oversubscription privileges.  Any Debentures not purchased by the shareholders will be offered to the public on the same terms.   Pursuant to Rule 457(g) no additional registration fee is required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 30, 2010

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale thereof is not permitted.

Preliminary Prospectus

COMMUNITY WEST BANCSHARES

UP TO $8,800,000 IN
9% CONVERTIBLE SUBORDINATED DEBENTURES DUE [MATURITY DATE]
AND
UP TO 2,514,286 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE 9% CONVERTIBLE SUBORDINATED DEBENTURES DUE [MATURITY DATE]

We are offering an aggregate of $8,000,000 in 9% Convertible Subordinated Debentures due [MATURITY DATE] (the “Debentures”). Each Debenture will be sold in the principal amount of $1,000 (or a principal amount that is an integral multiple of $1,000) and will pay simple interest at the annual rate of 9% per annum, calculated through the last day of each calendar quarter and payable quarterly on January 15, April 15, July 15 and October 15.  The Debentures are convertible at any time prior to maturity, unless previously redeemed, in whole or in part, into shares of our no par value Common Stock (the “Common Stock”) at the election of the holder.  Upon surrender of any or all of the Debentures along with a completed notice of conversion, a shareholder may convert that portion of the principal amount of the Debentures so surrendered into shares of Common Stock at $3.50 per share if converted on or before July 1, 2013, at $4.50 per share if converted during the period from July 2, 2013 to July 1, 2016, and at $6.00 per share if converted during the period from July 2, 2016 to [MATURITY DATE], subject to certain adjustments, including subdivisions, redivisions, reductions, combinations, or consolidations of our outstanding Common Stock.  We may, at our option, call all or any part of the Debentures for payment and redeem the same at any time and from time to time after January 1, 2014 for face amount plus any interest accrued and unpaid to the date of redemption.  The Debentures are unsecured obligations of Community West Bancshares, are subordinate to all our other present and future debts and obligations, are not deposits at, or other obligations of, a bank or savings associations, and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”).

The Debentures will not be listed for trading on any stock exchange or market; consequently, there is no established trading market for the Debentures and none is likely to emerge.  The Common Stock is quoted on the NASDAQ Global Market under the symbol “CWBC.”  On May [___], 2010, the last reported sale price of the Common Stock was $[___] per share.

 The Debentures will only be offered in principal amounts of $1,000 or an integral multiple thereof and will first be offered to shareholders of record on April 30, 2010 (the “Record Date”) (the “Rights Offering”) who will be granted one subscription right (a “Right”) to subscribe for and to purchase $1,000 principal amount of Debentures for every 750 shares of Common Stock, or a fraction thereof, held on the Record Date (the “Basic Subscription Privilege”).  Record Date shareholders may “round-up” the number of shares of Common Stock held by them to 750 shares, if they have less than 750 shares, or to the next highest integral multiple of 750, if they owned more than 750 shares, and subscribe to purchase a Debenture in a principal amount of $1,000 for every 750 shares of Common Stock that results from this rounding-up procedure (the “Rounding-Up Privilege”).  Any shareholder who fully exercises such shareholder’s Right (including the Rounding-Up Privilege) will be entitled to subscribe for additional Debentures pursuant to "Over-Subscription Privileges," subject to the discretion of our Board to accept or reject subscriptions for Debentures pursuant to Over-Subscription Privileges. The Rights Offering will expire on [45 DAYS FROM EFFECTIVE DATE] (the “Rights Offering Expiration Date”).   All remaining Debentures not subscribed for in the Rights Offering will be offered to the general public and to existing shareholders alike (the “Public Offering”).  The Public Offering will run concurrently with the Rights Offering and will terminate on [60 DAYS FROM EFFECTIVE DATE] (the “Public Offering Expiration Date”), although we will not accept subscriptions for Debentures in the Public Offering if the maximum principal amount of Debentures we are offering are subscribed for and purchased in the Rights Offering.
___________________

The Date of this Prospectus is ________ __, 2010

INVESTING IN THE DEBENTURES INVOLVES VARIOUS RISKS.  See “RISK FACTORS” on beginning Page [__] of this prospectus.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is ________ __, 2010

You should rely only on the information contained in this prospectus. We have not, and nor has our subscription agent, Computershare Trust Company, N.A, authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

 No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to the "Company," "we," "our" and "us" refer to Community West Bancshares and our subsidiary, Community West Bank, National Association; except that in the discussion of our subscription rights and capital stock and related matters these terms refer solely to Community West Bancshares and not to any of our subsidiaries. In this prospectus, we sometimes refer to Community West Bank as the "Bank" and we will refer to the Rights Offering and the Public Offering collectively as the "Offering ."

v

QUESTIONS AND ANSWERS ABOUT THE OFFERING

Q:	Who is Community West Bancshares?

A:
We are a bank holding company and we provide management and shareholder services to Community West Bank, National Association (herein, the “Bank”), our sole bank subsidiary.  The Bank is a national banking association chartered under the laws of the United States and offers a range of commercial and retail financial services to professionals, small to mid-sized businesses and individual households.  These services include various loan and deposit products and other financial services.

Q:	What kind of offering is this?

A:
We are offering up to $8,000,000 in the principal amount of 9% Convertible Subordinated Debentures.    The Debentures will first be offered to our holders of our Common Stock as of April 30, 2010, the Record Date for determining shareholders who will be granted a Right to subscribe for Debentures.  Any Debentures not subscribed for in the Rights Offering will be offered to the general public and to existing shareholders alike in the Public Offering. See “THE OFFERING” for more information.

Q:	What is a Subordinated Debenture?

A:
A Debenture is our promise to repay your principal investment plus accrued but unpaid interest on the maturity date of the Debenture.  The Debentures are our general unsecured obligations and are subordinated in right of payment to all of our present and future senior indebtedness. Subordinated means that if we are unable to pay our debts as they come due, all of the senior indebtedness would be paid first, before any payment would be made on the Debentures. As of December 31, 2009, while we did not have any debt outstanding that ranks equal with or senior to the Debentures, however, the Company did have $15,600,000 of Series A Fixed Rate Cumulative Perpetual Preferred Stock outstanding to the U.S. Treasury (the “Series A Preferred Stock”) which ranks senior to the Debentures.  Under the terms of the Series A Preferred Stock, the Company is obligated to make quarterly dividend payments to the U.S. Treasury at the annual dividend rate of 5% per annum or $780,000 until the fifth anniversary of the issuance date (December 19, 2013) which payment obligation ranks senior to our obligations under the Debentures.   The dividend rate increases to 9% or $1,404,000 per year after that date.

We expect to incur additional debt in the future, including, without limitation, the Debentures offered pursuant to this prospectus.

Q:	Is my investment in the Debentures insured?

A:
No. The Debentures are not certificates of deposit or similar obligations or guaranteed by any depository institution, and they are not insured by the FDIC or any governmental or private insurance fund, or any other entity. They are backed only by the faith and credit of our company and our operations.

Q:	How is interest calculated and paid to me?

A:
The interest rate is 9% per annum based on a 365-day year and actual days elapsed. Interest earned on the Debentures is calculated through the last day of each calendar quarter (i.e., December 31, March 31, June 30 and September 30) and payable quarterly on January 15, April 15, July 15 and October 15 of each year the Debenture remains outstanding.  However, if any payment of principal or interest becomes due on a day that is not a business day, we will make payment on the next succeeding business day. We anticipate closing the Rights Offering on or about [45 DAYS FROM EFFECTIVE DATE], and closing the Public Offering on or about [60 DAYS FROM EFFECTIVE DATE] (unless it is extended) and consequently, we expect to begin making interest payments on the Debentures on July 15, 2010 for interest accrued on the Debentures through the period ending June 30, 2010.

Q:	Do the Debentures have a maturity date?

A:	Yes. The Debentures will mature on [MATURITY DATE].

Q:	Can you force me to redeem my Debenture?

A:
Yes, we may call your Debenture for redemption at any and from time to time after June 30, 2015. Any such redemption by us will be for a price equal to the principal amount plus accrued interest to the date of redemption.

Q:           Can I convert my Debenture and acquire shares of the Company’s Common Stock?

A:
Yes.  The Debentures are convertible into shares of our Common Stock.  Upon surrender of any or all of a Debenture along with a completed notice of conversion, a shareholder may convert that portion of the principal amount of the Debenture so surrendered into shares of Common Stock at $3.50 per share if converted on or before July 1, 2013, at $4.50 per share if converted during the period from July 2, 2013 to July 1, 2016, and at $6.00 per share if converted during the period from July 2, 2016 to [MATURITY DATE].  The number of shares of Common Stock issuable upon conversion of a Debenture is subject to certain adjustments, including subdivisions, redivisions, reductions, or combinations of our outstanding Common Stock.

For example, in the event we effectuate a two for one stock split and increase our outstanding Common Stock from 5,915,130 to 11,830,260, the conversion price would be proportionately reduced by one-half to $1.50 per share if converted on or before July 1, 2013, to $2.25 per share if converted during the period from July 2, 2013 to July 1, 2016, and to $3.50 per share if converted during the period from July 2, 2016 to [MATURITY DATE].  Similarly, if we effectuate a one for two reverse stock split and reduce our outstanding common stock from 5,915,130 to 2,957,565, the conversion price would be proportionately increased to $6.00 per share if converted on or before July 1, 2013, to $9.00 per share if converted during the period from July 2, 2013 to July 1, 2016, and to $12.00 per share if converted during the period from July 2, 2016 to [MATURITY DATE].

We will not issue fractional shares of Common Stock or pay any cash adjustment in lieu of any fractional shares of Common Stock upon the conversion of a Debenture.  Any fractions will be rounded to the nearest whole number with fractions of one-half or greater being rounded to the next higher whole number and fractions of less than one-half being rounded to the next lower whole number.

Under the terms of the Debentures, the Debentures are not convertible and you will be prohibited from converting your Debenture to the extent that you would be deemed or presumed to have acquired “control” of the Company or the Bank unless and until such time that you receive prior regulatory approval to acquire the shares subject to a proposed conversion or partial conversion. See “DESCRIPTION OF DEBENTURES – Conversion” herein.

Q:	How do you anticipate making interest payments on the Debentures?

A:
We believe that our liquid assets as of December 31, 2009 (i.e., cash and cash equivalents on an unconsolidated basis), when added to the $3,000,000 we anticipate retaining and the potential tax benefits associated with the interest payments on the Debentures, will cover our annual dividend payment obligations on our outstanding Series A Preferred Stock ($780,000) and the Company’s annual interest payment obligations on all Debentures ($720,000 before anticipated tax benefits associated therewith) through December 31, 2012.   However, although the Bank is currently prohibited from paying dividends to the Company, we anticipate that the Bank will eventually generate net profits in an amount sufficient to pay dividends to the Company to cover both our dividend and interest payment obligations, and if not, we anticipate seeking regulatory approval to permit the Bank to pay dividends to the Company to cover these payment obligations at such time.  No assurances, however, can be provided that the Bank will generate sufficient net profits to permit the Bank to pay dividends to us to cover our dividend and interest payment obligations and, if not, no assurances can be provided that the Bank’s regulators will approve any request to permit the Bank to pay sufficient dividends to the Company.

Q:	What if the Company misses an interest payment?

A:
Interest payments on the Debentures will be calculated through the last day of each calendar quarter and are payable quarterly by January 15, April 15, July 15 and October 15 of each year.  An event of default under the Debentures with respect to the failure to pay interest when due does not occur unless we fail to pay interest for two successive quarters and such failure does not result from our compliance with any law, regulation, policy, pronouncement, statement or action of any regulatory agency with authority over the Company or the Bank.  In addition, we may defer interest payments without such deferral constituting an event of default under the Debentures if the Bank is prohibited from declaring and paying dividends to us in an amount sufficient to cover interest payments on all Debentures.  Therefore, there is the potential that we will not make interest payments on the Debentures if we are prohibited from doing so or the failure to make interest payments when due results from our compliance with any such law, regulation, policy, pronouncement, statement or action of any regulatory authority.  In addition, during the period that we do not make any such interest payments, the missed interest payments will not accrue interest. Following the deferral period, all deferred interest will be payable without demand.

Q:	What will you do with the proceeds raised from this Offering?

A:
If all the Debentures offered by this prospectus are sold, we expect to receive approximately $7,875,000 in net proceeds after deducting all costs and expenses associated with this Offering.  We intend to use the net proceeds from the offering of the Debentures for general working capital and administrative expenses. While we intend to downstream $4,875,000 of the net proceeds to the Bank to support its ongoing operations, and retain the remaining $3,000,000 at the Company to permit the Company to meets its payment obligations under the Debentures and support the ongoing operations of the Company, our management will have broad discretion in the application of the net proceeds and shareholders and potential investors will be relying upon the judgment of our management regarding the application of these proceeds.  We reserve the right to change the use of these proceeds.  See “USE OF PROCEEDS” herein.

Q:	What is a Right?

A:
We will first offer the Debentures to our shareholders as of April 30, 2010, the Record Date for determining which shareholders will receive one non-transferable subscription Right to purchase $1,000 in Debentures for every 750 shares, or a fraction thereof, held on the Record Date. We call this the “Basic Subscription Privilege.”  Debentures will only be issued in denominations of $1,000 (and integral multiples thereof) in principal amount.  Therefore, a holder of a Right may “round up” his, her or its shares to 750 shares (if the holder owns less than 750 shares) or to the next highest integral multiple of 750 (if the holder owns more than 750 shares) and subscribe to purchase a Debenture in a principal amount of $1,000 for every 750 shares of Common Stock that results from this rounding-up procedure. We call this the “Rounding-Up Privilege.” See “THE RIGHTS OFFERING – Rounding-Up Privileges” herein.

For example, if you own 100 shares of Common Stock on the Record Date, your Basic Subscription and Rounding-Up Privileges entitle you to “round-up” your shares to 750 and purchase one Debenture in the principal amount of $1,000.   Similarly, if you own 1,050 shares of Common Stock on the Record Date, your Basic Subscription and Rounding-Up Privileges entitle you to “round-up” your shares to 1,500 and purchase a Debenture in the principal amount of $2,000.

Q:	May Shareholders purchase shares in addition to the Basic Subscription Privilege?

A:
If you hold a Right and fully exercise your Basic Subscription and Rounding-Up Privileges to subscribe to purchase the largest authorized Debenture denomination available to you, you may also subscribe for an unlimited amount of additional Debentures (subject to availability and rejection as described herein) pursuant to "Over-Subscription Privileges."   You should indicate on the Subscription Certificate that you submit with respect to the exercise of your Right how much additional principal amount of Debentures (in denominations of $1,000 or integral multiples of $1,000) you wish to acquire pursuant to the Over-Subscription Privilege.  See “THE RIGHTS OFFERING - Over-Subscription Privileges” herein for more information.

Q:	Why are we conducting the Offering?

A:	We are conducting the Offering in order to provide the financing necessary to support the capital and growth of our Company and the Bank and for other general corporate purposes.

Q:	How soon must I act?

A:
If you hold a Right, your Right will expire at 5:00 p.m. Pacific time on [45 DAYS FROM EFFECTIVE DATE], unless we extend the Rights Offering Expiration Date in our discretion.  In order to participate in the Rights Offering, you must ensure that the subscription agent actually receives all required documents and payments before that time and date.

Any Debentures remaining after conclusion of the Rights Offering will be offered to the general public and to all shareholders of the Company alike in the Public Offering.  The Public Offering will commence on the date hereof and will expire on [60 DAYS FROM EFFECTIVE DATE], unless extended in our sole discretion for up to two additional 30-day periods, although we will not accept subscriptions for Debentures in the Public Offering until the Rights Offering has expired.

Q:	Has the Board of Directors made a recommendation regarding this Offering?

A:	Our Board of Directors does not make any recommendations about an investment in our Debentures or whether shareholders should exercise their Rights.

Q:	What forms and payment are required to purchase shares?

A:	A form of Subscription Certificate and a form of Subscription Agreement are included with this prospectus.

If you are shareholder and you hold a Right, please carefully read the Subscription Certificate and the instructions included therein on how to exercise your Right to subscribe for and to purchase the Debentures.   The Subscription Certificate must be properly filled out and delivered to the subscription agent before the expiration of the Rights Offering with full payment for Debentures you wish to purchase.

If you are participating in the Public Offering, please carefully read the Subscription Agreement and the instructions included therein on how to subscribe for and to purchase the Debentures. The Subscription Agreement must be properly filled out and delivered to the subscription agent before expiration of the Public Offering with full payment for Debentures you wish to purchase.

See “THE OFFERING – Acceptable Forms of Payment When Subscribing for Debentures” herein for more information.

Q:	What if a broker, bank or other nominee is the record holder of my shares?

A:
If you hold your shares through a broker, bank or other nominee and you wish to purchase Debentures in the Rights Offering, please promptly contact the broker, bank or other entity holding your shares.  Your broker or other nominee holder is the record holder of the shares you own and must either exercise the Subscription Certificate on your behalf for Debentures you wish to purchase or arrange for a Subscription Certificate issued in your name.  We have requested all known brokers and banks to contact you for instructions on exercising your Right.  See “THE RIGHTS OFFERING – Participation by Shareholders Whose Shares Are Held of Record by Nominees.”

Q:	May I transfer my Right?

A:	No. You may not sell or transfer your subscription Right to anyone.

Q:	Must I pay the Subscription Price in cash?

A:
In order to participate in the Offering, you must timely pay for the Debentures you are purchasing by certified or cashier’s check drawn on a U.S. bank, or personal check for which good funds are received before expiration of the Rights Offering or the expiration of the Public Offering, as applicable.

Q:	Will my money be returned if the Offering is canceled?

A:	Yes, but without any payment of interest.

Q:	May I change or cancel my subscription after I send in the required forms?

A:	No. Your election to exercise your Right in the Rights Offering or your subscription for Debentures in the Public Offering may not be revoked after it has been received by the subscription agent.

Q:	Are there any limits on the principal amount of Debentures that I may purchase in the Rights Offering or in the Public Offering?

A:
No.  However, you should be aware that the Debentures may not be convertible as to you and you will be prohibited from converting your Debentures to the extent that you would be deemed or presumed to have acquired “control” of the Company or the Bank unless and until such time that you receive prior regulatory approval to acquire the shares subject to a proposed conversion or partial conversion.  See “DESCRIPTION OF DEBENTURES – Conversion” herein.

Q:	How do I know if I will acquire “control” of the Company or the Bank upon conversion of a Debenture?

A:
Generally, the federal banking laws and regulations define “control” as the power, directly or indirectly, to direct the management or policies, or to vote 25% or more of any class of voting securities of a bank.    If you are a bank holding company, you are deemed to have acquired “control” of the Company or the Bank if the shares issuable under the Debenture, if then convertible, taken together with all shares of our Common Stock then owned or controlled by you, results in you controlling more than 5% of the outstanding shares of any class of voting securities of our Company or the Bank.   If you are an individual, bank, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or any other form of entity (other than a bank holding company), you are presumed to have acquired control if the shares issuable under the Debenture, if then convertible, taken together with all shares of our Common Stock then owned or controlled by you (including shares underlying securities convertible into our Common Stock), results in you controlling more than 10% of the outstanding shares of any class of voting securities of our Company or the Bank.   In either case, the Debenture will not be convertible as to you and you will be prohibited from converting your Debentures to the extent that you would be deemed or presumed to have acquired “control” of the Company or the Bank without first obtaining regulatory approval.  See “DESCRIPTION OF DEBENTURES – Conversion” herein.

Q:	What are some of the significant risks of my investment in the Debentures?

A:
You should carefully read and consider all risk factors detailed under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and the risk factors beginning on page [__] of the prospectus prior to investing in the Debentures.

Q:	To whom may I direct questions or send forms and payment?

A:
If you have other questions regarding the Company, the Bank or the Offering, you may call our information agent for the Offering, Georgeson Inc., 199 Water Street – 26th Floor, New York, New York 10038, at (866) 203-9357, Monday through Friday (except bank holidays), between 9:00 a.m. and 11:00 p.m., Eastern Time, and on Saturday between 10:00 am-4:00 p.m. Eastern Time.

You should return your subscription documents and payments to Computershare Trust Company, N.A., our subscription agent, at the address indicated in the instructions forwarded with this prospectus.

PROSPECTUS SUMMARY

This following summary consists of basic information about us and this Offering and is qualified in its entirety by information contained elsewhere or incorporated by reference in this prospectus.  This summary is not intended to be a complete description of Community West Bancshares or a statement of all of the features of the Offering. You should carefully read the entire prospectus, including the “RISK FACTORS” section as well as the other documents to which we refer before deciding to invest in the Debentures.  See “WHERE TO FIND MORE INFORMATION” on page [__].

 Community West Bancshares

Community West Bancshares (the “Community West”) was incorporated in the State of California on November 26, 1996, for the purpose of becoming a bank holding company.  On December 31, 1997, Community West acquired a 100% interest in Community West Bank, National Association (formerly, Goleta National Bank) (the “Bank”).  Effective that date, shareholders of the Bank became shareholders of Community West in a one-for-one exchange.  Community West and the Bank are collectively referred to herein as the “Company,” “we” “us” or “our.”

Community West is a bank holding company and the Bank is its sole bank subsidiary.  Community West provides management and shareholder services to the Bank.  The Bank offers a range of commercial and retail financial services to professionals, small to mid-sized businesses and individual households.  These services include various loan and deposit products and other financial services and products.

Our principal executive offices are located at 445 Pine Avenue, Goleta, California 93117.  Our telephone number is (805) 692-5821.

The Offering

Securities Offered
We are offering up to $8,000,000 in aggregate principal amount of our 9% Convertible Subordinated Debentures.  The Debentures do not have the benefit of a sinking fund.  See “DESCRIPTION OF DEBENTURES” herein.

Offering Price	100% of principal amount
Manner of Offering	We will offer the Debentures in a Rights Offering to holders of our Common Stock as of April 30, 2010, and thereafter to all shareholders and to the general public alike in the Public Offering.
Denominations	The Debentures will be offered in the principal amount of $1,000, or any principal amount that is an integral multiple of $1,000.
Minimum Investment	The minimum investment is $1,000 in the principal amount of Debentures.
Form of Investment
Investments in Debentures may be made by certified or cashier’s check drawn on a U.S. bank, or by personal check.  SEE “THE OFFERING – Acceptable Forms of Payment When Subscribing for Debentures” herein.

Rights Offering
If you are a shareholder as of the Record Date (i.e., you were a record holder of our Common Stock at the close of business on April 30, 2010), you will receive one non-transferable subscription Right.  This Right will entitle you to purchase, subject to all of the terms and conditions included in this prospectus, $1,000 in principal amount of Debentures for every 750 shares of Common Stock, or a fraction thereof, held by you as of the Record Date.  We refer to this as the “Basic Subscription Privilege.” See “THE RIGHTS OFFERING,” herein.

Rounding-Up Privilege
Shareholders who hold a Right may “round-up” the number of shares of Common Stock owned on the Record Date to 750 if they own less than 750 shares on the Record Date, or to the next highest integral multiple of 750 if they owned more than 750 shares on the Record Date, and subscribe to purchase a Debenture in a principal amount of $1,000 for every 750 shares of Common Stock that results from this rounding-up procedure.  We refer to this as the “Rounding-Up Privilege.”   See “THE RIGHTS OFFERING – Rounding-Up Privileges” herein.

Over-Subscription Privilege
If you hold a Right and fully exercise your Basic Subscription and Rounding-Up Privileges to subscribe to purchase the largest authorized Debenture denomination available to you, you may also subscribe for an unlimited amount of additional Debentures (subject to availability and approval or rejection, in whole or in part, by the Board of Directors in its sole discretion, as described herein) pursuant to "Over-Subscription Privileges."   See “THE RIGHTS OFFERING – Over-Subscription Privileges” herein.

Aggregate Amount of the Rights Offering
All Rights, in the aggregate, will entitle the holders thereof to subscribe to purchase an aggregate of approximately $8,000,000 in principal amount of Debentures, ignoring the operation of the Rounding-Up Privileges.  Subject to our Right to terminate the Offering, including the Rights Offering, for any reason prior to accepting any subscriptions, we intend to issue and sell up to $8,000,000 in aggregate principal amount of Debentures pursuant to subscriptions timely received by the subscription agent pursuant to the exercise of Rights, including pursuant to the Rounding-Up Privileges and the Over-Subscription Privileges.  There is no minimum principal amount of Debentures that must be subscribed for in order for the Offering to close.

Possible Increase in Size of Offering if Over-Subscribed
If, as a result of the exercise of the Rounding-Up Privilege, more than $8,000,000 in principal amount of Debentures is subscribed to be purchased by Rights holders, we will issue and sell additional Debentures to cover all subscriptions for Debentures pursuant to the Rounding-Up Privilege (but not more than an additional $800,000, for an aggregate total Offering not to exceed $8,800,000 in principal amount) to satisfy all of the excess subscriptions.  In addition, if, after all Rights holders have exercised their Basic Subscription and Rounding-Up Privileges, more than $8,000,000 in principal amount of Debentures is subscribed to be purchased pursuant to the exercise of Over-Subscription Privileges or by investors in the Public Offering, we may, but are not obligated to, increase the maximum principal amount of Debentures by up to $800,000 for an aggregate total Offering not to exceed $8,800,000.

Transferability of Right	The Rights are not transferable.
Rights Offering Expiration	The Rights Offering will expire at 5:00 p.m., Pacific Time, on [45 DAYS FROM EFFECTIVE DATE], unless we decide, in our sole discretion, to extend the expiration date for the Rights Offering.
Public Offering
All Debentures remaining after the Rights Offering has expired will be offered to the general public and to all shareholders alike in the Public Offering.     Although the Public Offering will commence at the same time as the Rights Offering, we will not accept subscriptions for the Debentures in the Public Offering prior to [45 DAYS FROM EFFECTIVE DATE], the date for the expiration of the Rights Offering.

Acceptance of Subscriptions
Subscriptions for Debentures are not binding unless accepted by us.  Subscriptions received in the Rights Offering will be rejected, in whole or in part, to the extent that subscriptions are received to purchase a dollar amount of Debentures that is in excess of the dollar amount that we have agreed to accept.  We reserve the right, in our sole discretion, to reject any subscription received in the Public Offering in whole or in part.

If we do not accept, in whole or in part, any particular subscription for Debentures, we will mail a refund to that subscriber in an amount equal to the purchase price for the Debentures as to which such subscription is not accepted. We will not pay any interest on funds submitted with subscriptions.   All refunds will be mailed promptly after the expiration of the applicable subscription period. See “THE OFFERING – Return of Payments for Rejected Subscriptions” herein.

Public Offering Expiration
The Public Offering and the Offering will expire at 5:00 p.m., Pacific Time, on [60 DAYS FROM EFFECTIVE DATE], unless extended for up to two additional 30-day periods, in our sole discretion and without notice.

No Revocation
Shareholders who exercise Rights in the Rights Offering and potential investors (and existing shareholders alike) who subscribe for Debentures in the Public Offering are not allowed to revoke or reduce the principal amount of Debentures subscribed for or receive from us a refund of monies paid.

Procedure for Exercising a Right or Subscribing for Debentures
To exercise a Right in the Rights Offerings or otherwise subscribe for any Debentures in the Public Offering, complete the applicable subscription document and deliver it to the subscription agent with full payment for the Debentures you elect to purchase.  We must receive the proper forms and payments on or before the applicable expiration date.  See “THE OFFERING – Subscription Procedures” herein.

Nominee Accounts
If you are a shareholder as of the Record Date and you wish to exercise your Right to subscribe for a Debenture and your Common Stock is held by a broker, dealer, custodian bank or other nominee, then you should promptly contact your broker, dealer, custodian bank or other nominee and request that they exercise the Right on your behalf.  You may also contact the nominee and request that the nominee send a separate subscription agreement to you.

Plan of Distribution
The Offering is being conducted on a best efforts basis by our directors and officers.  The Offering is not underwritten, and we have not employed any brokers, dealers or agents to participate in the Offering.  Debentures not purchased pursuant to the Rights Offering will be made available in the Public Offering to members of the general public and existing shareholders alike.

Use of Proceeds
We intend to use the net proceeds from the offering of the Debentures for general working capital and administrative expenses.  Our management will have broad discretion in the application of the net proceeds and shareholders and potential investors will be relying upon the judgment of our management regarding the application of these proceeds.   If all the Debentures are sold, we anticipate downstreaming $4,875,000 of the net proceeds from this Offering to the Bank and retaining the remaining $3,000,000 at the Company to permit the Company to meet its payment obligations under the Debentures and to support the ongoing operations of the Company.  Notwithstanding however, our Board of Directors reserves the right to change the use of these proceeds. See "USE OF PROCEEDS" herein.

NASDAQ Symbol	CWBC
Risk Factors
See “Risk Factors” included in our discussion under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and “Risk Factors” beginning on page [__] and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the Debentures.

Subscription Agent	Computershare Trust Company, National Association, will act as the subscription agent in connection with this Offering.
Corporate Information	Our corporate headquarters are located at 445 Pine Avenue, Goleta, California 93117. Our telephone number is (805) 692-5821.
The Debentures
Securities being Offered	$8,000,000 in aggregate principal amount of our 9% Convertible Subordinated Debentures
Issuer of the Securities	Community West Bancshares, a California corporation
Interest Rate	The Debentures will accrue interest on the principal amount thereof at the annual rate of 9% based on a 365-day year and actual days elapsed.
Payment of Interest
Interest on the Debentures will be calculated through the last day of each calendar quarter and payable quarterly on January 15, April 15, July 15 and October 15 of each year the Debenture remains outstanding; provided, however, that if any payment of principal or interest becomes due on a day that is not a business day, we will make payment on the next succeeding business day.  We may defer interest payments for so long as such deferral is required by our federal banking regulators.  See “DESCRIPTION OF DEBENTURES – Interest Payments” herein.

Maturity	The Debentures will mature on [MATURITY DATE].
Redemption
The Debentures are not redeemable prior to January 1, 2014 and are redeemable in whole or in part at our option on or after January 1, 2014, at the principal face amount thereof plus accrued and unpaid interest to the date of redemption.

Subordination
The Debentures are subordinated, in all rights to payment and in all other respects, to all of our debt except for debt that by its terms expressly provides that such debt is not senior in right to payment of the Debentures. Senior debt includes, without limitation, all of our bank debt and any line of credit we may obtain in the future. This means that if we are unable to pay our debts when due, all of the senior indebtedness would be paid first, before any payment would be made on the Debentures.  We currently have issued and outstanding $15.6 million in Series A Preferred Stock issued to the U.S. Treasury which ranks senior to the Debentures.  See also “DESCRIPTION OF DEBENTURES - Subordination” herein.

Event of Default
Under the terms of the Debentures, an event of default includes, among other things (i) the failure to pay interest for two consecutive  calendar quarters when due unless such failure results of compliance with any law, regulation, policy, pronouncement, statement or action of any bank regulatory agency including compliance with legal or regulatory prohibitions on the  Bank’s ability to pay dividends to the Company in an amount sufficient to cover interest payments on all Debentures;  (ii)  the failure to pay on the Maturity Date any principal, interest or other amount payable under the Debenture unless such failure is results of compliance with any law, regulation, policy, pronouncement, statement or action of any bank regulatory agency including compliance with legal or regulatory prohibitions on the  Bank’s ability to pay dividends to the Company in an amount sufficient to cover interest payments on all Debentures; (iii) the failure to reserve a sufficient number of shares of Common Stock to permit conversion of the Debentures; (iv) a breach of the listing requirements of NASDAQ that is not cured within 60 day; and  (v) Company  becoming subject to certain events of bankruptcy or insolvency.  See also “DESCRIPTION OF DEBENTURES – Events of Default” and “– Enforcement Agent” herein.

Enforcement Agent
Holders of a majority in principal of the Debentures adversely affected by the occurrence of an event of default are entitled to appoint an enforcement agent to enforce the collective rights of such holders.  The enforcement agent is charged with, among other things, declaring an acceleration of payment obligations under the Debentures and instituting collection proceedings on behalf of such holders.  See also “DESCRIPTION OF DEBENTURES – Events of Default” and “– Enforcement Agent” herein.

Convertibility
The Debentures are convertible, in whole or in part, into shares of our Common Stock at the election of the holder.  Upon surrender of any or all of the Debentures along with a completed notice of conversion, a shareholder may convert that portion of the principal amount of the Debentures so surrendered into shares of Common Stock at $3.50 per share if converted on or before July 1, 2013, at $4.50 per share if converted during the period from July 2, 2013 to July 1, 2016, and at $6.00 per share if converted during the period from July 2, 2016 to [MATURITY DATE], subject to certain adjustments.  See also “DESCRIPTION OF DEBENTURES – Conversion” herein.

Regulatory Limitation on Conversion of Debentures
A Debenture is not convertible and the holder thereof will be prohibited from converting a Debenture to the extent a conversion or partial conversion would result in the Debenture holder being deemed or presumed to have acquired “control” of the Company or the Bank, as determined under federal banking laws and regulations, unless and until such time that the holder has received approval from the federal banking regulators to acquire the shares subject to a proposed conversion or partial conversion. See also “DESCRIPTION OF DEBENTURES – Conversion” herein.

Unsecured obligations; no sinking fund; no federal deposit insurance
The performance of our obligations under the Debentures will not be secured by a pledge of, or other security interest in, any of our assets.  The Debentures will not be entitled to the benefit of any sinking fund.  The Debentures are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency or insurance company or third party.

No Investment Rating	The Debentures are not expected to be rated by any securities rating agency.
No Trading Market	The Debentures are not listed on any securities exchange, there is no trading market for these Debentures and no active trading market is expected to develop.

RISK FACTORS

Investing in the Debentures involve significant risks, including the risks described below. In addition to the risks, uncertainties and risk factors set forth in the documents and reports that the Company files with the SEC that are incorporated by reference into this prospectus, you should carefully consider the following risks, uncertainties and risk factors together with the other information contained in this prospectus before purchasing the Debentures. Additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. In addition, there are risks beyond our control. If any of these risks actually occurs, our business, financial condition or results of operations could be negatively affected, and you could lose part or all of your investment.

Business Risks

Reserve for credit losses may not be adequate to cover actual loan losses.

The risk of nonpayment of loans is inherent in all lending activities, and nonpayment, if it occurs, may have an adverse effect on our financial condition and/or results of operation.  We maintain a reserve for credit losses to absorb estimated probable credit losses inherent in the loan and commitment portfolios as of the balance sheet date.  After a provision of $18.7 million for the year ended as of December 31, 2009, as of that date, our allowance for loan losses was $13.7 million or 2.67% of loans held for investment.  In addition, as of December 31, 2009, we had $40,265,000 in loans on nonaccrual $24,088,000 of which were the SBA guaranteed, and $17,686,000 in loans 30 to 90 days past due with interest accruing.  In determining the level of the reserve for credit losses, our management makes various assumptions and judgments about the loan portfolio.  We rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classifications, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information known at the time of the analysis.  If management’s assumptions are incorrect, the reserve for credit losses may not be sufficient to cover losses, which could have a material adverse effect on our financial condition and/or results of operations.  While the allowance was determined to be adequate at December 31, 2009, based on the information available to us at the time, there can be no assurance that the allowance will be adequate in the future.

All of our lending involves underwriting risks.

As of December 31, 2009, commercial business loans represented 10.0% of our total loan portfolio, real estate loans represented 32.7% of our total loan portfolio, SBA loans represented 22.6% of our total loan portfolio and manufactured housing loans represented 31.7% of our total portfolio.  All such lending, even when secured by the assets of a business, involves considerable risk of loss in the event of failure of the business.  To reduce such risk, we typically take additional security interests in other collateral of the borrower, such as real property, certificates of deposit or life insurance, and/or obtain personal guarantees.  In light of the economic downturn, our efforts to reduce risk of loss may not prove sufficient as the value of the additional collateral or personal guarantees may be significantly reduced.  There can be no assurances that we have taken sufficient collateral or the values thereof will be sufficient to repay loans in accordance with their terms.

Our dependence on real estate concentrated in the State of California.

As of December 31, 2009, approximately $202.4 million, or 32.8%, of our loan portfolio is secured by various forms of real estate, including residential and commercial real estate.  A further decline in current economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans and the value of real estate and other collateral securing loans.  The real estate securing our loan portfolio is concentrated in California.  The decline in real estate values could harm the financial condition of our borrowers and the collateral for our loans will provide less security and we would be more likely to suffer losses on defaulted loans.

Curtailment of government guaranteed loan programs could affect a segment of our business.

A major segment of our business consists of originating and periodically selling government guaranteed loans, in particular those guaranteed by the Small Business Administration.  From time to time, the government agencies that guarantee these loans reach their internal limits and cease to guarantee loans.  In addition, these agencies may change their rules for loans or Congress may adopt legislation that would have the effect of discontinuing or changing the loan programs.  Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable.  Therefore, if these changes occur, the volume of loans to small business, industrial and agricultural borrowers of the types that now qualify for government guaranteed loans could decline.  Also, the profitability of these loans could decline.  As the funding of the guaranteed portion of 7(a) loans is a major portion of our business, the long-term resolution to the funding for the 7(a) loan program may have an unfavorable impact on our future performance and results of operations.

Our small business customers may lack the resources to weather a downturn in the economy.

One of the primary focal points of our business development and marketing strategy is serving the banking and financial services needs of small- and medium-sized businesses and professional organizations.  Small businesses generally have fewer financial resources in terms of capital or borrowing capacity than do larger entities.  If economic conditions are generally unfavorable in our service areas, the businesses of our lending clients and their ability to repay outstanding loans may be negatively affected.  As a consequence, our results of operations and financial condition may be adversely affected.

Recession and changes in domestic and foreign financial markets have had, and may continue to have, a material negative impact on our results of operations and financial condition.

The recession, which is generally believed to have begun in the fourth quarter of 2007, continued impacting the economy throughout 2009.  While there are signs of modest improvement, economic activity remains at low levels with a difficult job market, declining demand for loans and demand for commercial and industrial space still losing momentum.

In addition, in the past year, the domestic and foreign financial markets, securities trading markets and economies generally have experienced significant turmoil including, without limitation, government takeovers of troubled institutions, government brokered mergers of such firms to avoid bankruptcy or failures, bankruptcies of securities trading firms and insurance companies, failures of financial institutions and securities brokerage firms, significant declines in real property values, and wide fluctuations in energy prices, all of which have contributed to reduced availability of credit for businesses and consumers, significant levels of foreclosures on residential and commercial properties, falling home prices, reduced liquidity and a lack of stability across the entire financial sector.  These recent events and the corresponding uncertainty and decline in financial markets are likely to continue for the foreseeable future.  The full extent of the repercussions to our nation’s economy in general and our business in particular are not fully known at this time.  Such events are likely to have a negative effect on (i) our ability to service our existing customers and attract new customers, (ii) the ability of our borrowers to operate their business as successfully as in the past, (iii) the financial security and net worth of our customers, and (iv) the ability of our customers to repay their loans with us in accordance with the terms thereof.  Even though we have enhanced our total shareholders’ equity with the proceeds of the $15.6 million we received in funds from the Treasury under its Troubled Asset Relief Program – Capital Purchase Program (“TARP-CPP”) (discussed below), such developments could have a material negative impact on our results of operations and financial condition.

Legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The Emergency Economic Stabilization Act (“EESA”), the Financial Stability Plan (“FSP”), the American Recovery and Reinvestment Act (“ARRA”) and the Homeowner Affordability and Stabilization Plan (“HASP”), and the numerous actions by the Board of Governors of the Federal Reserve System, the Treasury, the Federal Deposit Insurance Corporation (“FDIC”), the Securities and Exchange Commission (“SEC”) and others are intended to address the liquidity and credit crisis, and to stabilize the U.S. banking, financial securities and housing markets.  These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide “back-stop” liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.  The EESA and the other regulatory initiatives described above may not have their desired effects.  If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels.  The markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Regulatory Risks

We operate in a highly regulated industry and government regulations significantly affect our business.

The banking industry is extensively regulated with regulations intended primarily to protect depositors, consumers and the Deposit Insurance Fund of the FDIC and not stockholders. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System, or Federal Reserve Board (FRB) and the Bank is also subject to regulation and supervision by the Office of the Comptroller of the Currency (OCC). Regulatory requirements affect our lending practices, capital structure, investment practices, asset allocations, operating practices, growth and dividend policy.

The bank regulatory agencies have broad authority to prevent or remedy unsafe or unsound practices or violations of law. Recently, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements resulting in an increased burden to us. There is also increased scrutiny of our compliance with the rules enforced by the Office of Foreign Assets Control (OFAC). We are also subject to regulatory capital requirements, and a failure to meet minimum capital requirements or to comply with other regulations could result in actions by regulators that could adversely affect our business. In addition, changes in law, regulations and regulatory practices affecting the banking industry may limit the manner in which we may conduct our business.

FDIC deposit insurance premiums have increased substantially and may increase further, which will adversely affect our results of operations

Our FDIC insurance expense for the years ended December 31, 2009, 2008 and 2007 amounted to $1.6 million, $369,000 and $230,000, respectively. The expense for the 2009 period included a $306,000 million special assessment imposed in June 2009. We expect deposit insurance premiums will continue to increase for all banks, including the possibility of additional special assessments, due to recent strains on the FDIC deposit insurance fund resulting from the cost of recent bank failures and an increase in the number of banks likely to fail over the next few years. Our current level of FDIC insurance expense as well as any further increases thereto will continue to adversely affect our operating results.

We rely on the dividends we receive from the Bank.

The Company is a separate and distinct legal entity from the Bank, and a substantial portion of the revenues it receives consists of dividends from the Bank.  The Company has raised working capital in the past though the sale of preferred stock to the U.S. Treasury and has downstreamed the resulting proceeds from such transactions to the Bank as capital investments.

Various federal and state laws and regulations limit the amount of dividends that a bank may pay to its parent company. In addition, the Company’s right to participate in a distribution of assets upon the liquidation or reorganization of a subsidiary may be subject to the prior claims of the subsidiary’s creditors. If the Bank is unable to pay dividends to the Company for any reason, in turn the Company may not be able to service its debt, pay its other obligations, or pay dividends on its common and preferred stock, which could have a material adverse effect on our business and your investment in the Debentures being offered in this prospectus.

As of December 31, 2009, the Bank did not have a net income and did not have sufficient retained net income for the preceding two years from which it could legally pay dividends to the Company absent the prior approval of the Bank’s primary federal banking regulator.   The Company intends to retain $3,000,000 of the net proceeds from this Offering (assuming an aggregate of $8,000,000 in principal amount of Debentures is sold) to permit the Company to meet its interest payment obligations under the Debentures.   We believe that our liquid assets as of December 31, 2009 (i.e., cash and cash equivalents on an unconsolidated basis), when added to the $3,000,000 we anticipate retaining and the potential tax benefits associated with the interest payments on the Debentures, will cover our annual dividend payment obligations on our outstanding Series A Preferred Stock ($780,000) and our annual interest payment obligations on all Debentures ($720,000 before anticipated tax benefits associated therewith) through December 31, 2012. Although we anticipate that the Bank will generate sufficient net profits by this time to permit it to pay dividends to the Company, no assurances can be provided that the Bank will generate sufficient net profits to permit the Bank to pay dividends to us to cover our dividend and interest payment obligations thereafter.  Further, no assurances can be provided that the Bank’s regulators will approve any request to permit the Bank to pay sufficient dividends to the Company to meet our dividend and interest payment obligations in the event the Bank does not generate sufficient net profits to pay dividends to the Company.

Accounting, Systems and Internal Control Risks

Changes in accounting standards may affect our performance.

Our accounting policies and procedures are fundamental to how we record and report our financial condition and results of operations. From time to time, there are changes in the financial accounting and reporting standards that govern the preparation of financial statements in accordance with GAAP. These changes can be difficult to predict and can materially impact how we record and report our financial condition and statements of operations. The Financial Accounting Standards Board (FASB) has and continues to issue a large number of accounting standards that necessarily require all companies to exercise significant judgment and interpretation in their application of those standards. For example, banks now need to use “significant” judgment when assessing the estimated fair value of the assets and liabilities sitting on their balance sheets even though market values can change rapidly day to day and or may not be representative due to the inactivity of certain markets. These judgments and estimates could lead to inaccuracy and/or incomparability of financial statements in the banking industry. Future changes in financial accounting and reporting standards could require us to apply a new or revised standard retroactively, which could result in a material adverse effect on our financial condition or could even require us to restate prior period financial statements.

Failure to maintain an effective system of internal control over financial reporting may not allow us to be able to accurately report our financial results or prevent fraud.

We regularly review and update our internal control over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. We maintain controls and procedures to mitigate against risks such as processing system failures and errors, and customer or employee fraud, and maintain insurance coverage for certain of these risks. Any system of controls and procedures, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Events could occur which are not prevented or detected by our internal controls or are not insured against or are in excess of our insurance limits. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

A breach of information security could negatively affect our business.

We depend upon data processing, communication and information exchange on a variety of computing platforms and networks, including over the internet. Communications and information systems are essential to the conduct of our business, as we use such systems to manage our customer relationships, general ledger, deposits, and loans.

We cannot be certain that all of our systems are entirely free from vulnerability to attack, despite safeguards we have instituted. We also rely on the services of a variety of vendors to meet our data processing and communication needs. If information security is breached, information can be lost or misappropriated and could result in financial loss or costs to us or damages to others. These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on our ability to keep pace with technological advances and to invest in new technology as it becomes available. Many of our competitors have greater resources to invest in technology than we do and may be better equipped to market new technology-driven products and services. The ability to keep pace with technological change is important, and the failure to do so on our part could also have a material adverse impact on our business and therefore on our financial condition and results of operations.

We are subject to several restrictions including restrictions on our ability to declare or pay dividends and repurchase our shares as well as restrictions on our executive compensation.

We have participated in the U.S Treasury’s Capital Purchase Program and are subject to various restrictions as defined therein, including the Treasury’s standards for executive compensation and corporate governance for as long as the Treasury holds our Series A preferred stock, or any Common Stock that may be issued to it pursuant to the warrant it holds. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. This deductibility limit on executive compensation will increase the overall cost of our compensation programs in future periods and we could potentially be subject to the above restrictions for a ten-year time period. Pursuant to the American Recovery and Reinvestment Act of 2009, further compensation restrictions, including significant limitations on incentive compensation and “golden parachute” payments, have been imposed on our most highly compensated employees, which may make it more difficult for us to retain and recruit qualified personnel.

Risks Relating to this Offering and the Debentures

You may not receive interest payments for two successive quarters and any missed interest payments do not accrue interest.

Although, under the terms of the Debentures, interest payments are calculated through the last day of each calendar quarter and payable quarterly on January 15, April 16, July 15 and October 15 of each year in which the Debentures are outstanding, an event of default with respect to the failure to pay interest when due does not occur unless the failure to pay interest when due continues for two successive quarters.  In addition, interest will not accrue on the amount of any missed interest payments. Therefore, there is a potential that we may fail to pay interest on the Debentures for two successive quarters and such failure to pay will not constitute an “Event of Default” under the terms of the Debentures.  Accordingly, you may have to wait 6 months before declaring a default under the Debentures and instituting collection proceedings or seeking other remedies with respect such default.

We are not required to pay principal, interest or other amount payable under the Debenture when due  if such failure to pay results from compliance with any law, regulation,  policy, pronouncement,  statement or action  of any bank regulatory agency.

Generally, a failure to pay principal, interest or other amount payable under the Debenture when due constitutes an “Event of Default” under the terms the Debentures, subject to applicable cure periods as set forth therein.  However, a failure to pay principal, interest or other amount payable under the Debenture when due that results from compliance with, any law, regulation, policy, pronouncement, statement or action of any bank regulatory agency including any legal or regulatory prohibition on the Bank’s ability to pay dividends to the Company in an amount sufficient to cover interest payments on all Debentures will not constitute an “Event of Default.”   Therefore, there is the potential that we will not make interest payments on the Debenture or pay the principal and any accrued interest on the Debenture on the maturity date if we are prohibited from making any such payments as a result of, or our failure to make such payments when due is intended to comply with, any law, regulation, policy, pronouncement, statement or action of any bank regulatory agency.   No assurances can be given as to the length of any such prohibition on interest payments or principal repayment, which could be substantial.  In addition, during the period that we are prohibited from making such interest payments, the missed interest payments will not accrue interest.  Following the deferral period, all deferred interest will be payable without demand.

The Debenture may not be convertible.

The provisions of the Bank Holding Company Act of 1956 and the Change in Bank Control Act and the regulations promulgated thereunder generally require the prior approval of the federal banking regulators for any person or persons acting in concert to acquire “control” of our Company or the Bank.  Generally, “control” means the power, directly or indirectly, to direct the management or policies, or to vote 25% or more of any class of voting securities, of a bank.   The federal banking regulators presume that a person “controls” our Company or the Bank if such person has the power to vote 10% or more of our outstanding Common Stock after taking into account all shares of Common Stock then held by such holder and all shares of Common Stock issuable upon conversion or exercise of any security convertible into or exercisable for our Common Stock, including options and warrants.   Therefore, if you own a Debenture, the Debenture may not be convertible and you will be prohibited from converting your Debenture unless and until such time that you receive regulatory approval to acquire the shares subject to a proposed conversion or partial conversion.  No assurances can be given that the federal banking regulators will approve a holder acquiring the shares issuable upon conversion of a Debenture, or if so, in such amounts as the holder hopes to acquire in connection with a proposed conversion or partial conversion.  For more information, see “DESCRIPTION OF DEBENTURES – Conversion” herein.

We have broad discretion to use the proceeds of this Offering.

We expect to use a significant portion of the net proceeds from this Offering (approximately $4,875,000, assuming we sell $8,000,000 in principal amount of Debentures) for the down streaming of working capital to the Bank (see the section “Use of Proceeds” in this prospectus). Accordingly, we will have broad discretion as to the application of such proceeds. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds from this Offering. Our failure to use these funds effectively could have a material adverse effect on our financial condition and results of operations.

The Debentures being offered are not FDIC insured bank deposits and are subject to market risk.

The Debentures are not deposits, savings accounts or other obligations of our subsidiaries or any other depository institution, are not guaranteed by us or any other entity, and are not insured by the FDIC or any other governmental agency. The Debentures offered may lose part or all of their value.

The Debentures are junior to our other indebtedness, and our holding company structure effectively subordinates any claims of our subordinated Debenture holders against us to those of the Bank’s creditors.

Our obligations under the Debentures are unsecured and will rank junior in priority of payment to our existing and future senior indebtedness.  Because we are a holding company, the creditors of the Bank, including depositors of the Bank, also will have priority over the claims of our Debenture holders in any distribution of the Bank’s assets in liquidation, reorganization or otherwise.  Accordingly, the Debentures will be effectively subordinated to all existing and future liabilities of the Bank.  As of December 31, 2009, we had approximately $624 million outstanding principal amount of consolidated liabilities (including deposit liabilities of the Bank), to all of which the Debentures are expressly or effectively subordinated.  The issuance of the Debentures does not limit our ability or the ability of the Bank to incur additional indebtedness, guarantees or other liabilities.  In addition, as of December 31, 2009, we had $15.6 million of Series A Preferred Stock outstanding which currently pays an annual dividend rate of 5% or $780,000 per year, which rate will increase to 9% or $1.4 million per year following the fifth anniversary of the issuance date (December 19, 2013).  The Series A Preferred Stock has no maturity date and ranks senior to the Debentures.

We have made only limited covenants in the Debentures, which may not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations.

The terms of the Debentures do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore does not protect holders of the Debentures in the event we experience significant adverse changes in our financial condition or results of operations.  The terms of the Debentures do not prevent us or the Bank from borrowing money, issuing securities, or otherwise incurring future indebtedness that has rights to payment that are expressly or effectively senior to, or equal with, the rights of payment of the holders of the Debentures.

Absence of a public market for the Debentures will limit your opportunities to sell your Debentures in the future.

The Debentures are new securities for which there is no trading market. We do not intend to apply for listing of the Debentures on any securities exchange or for quotation through an automated quotation system. There can be no assurance that a market may develop in the future, and there can be no assurance as to the ability of holders of Debentures to sell their Debentures. If such a market were to exist, the Debentures could trade at prices that may be higher or lower than their principal amount depending on many factors, including prevailing interest rates, the market for similar debt instruments and our financial performance. Accordingly, investors should consider an investment in our Debentures to be illiquid relative to securities of other companies.

We are a holding company, and we may not have access to the cash flow and other assets of the Bank that may be needed to make payments principal and interest on the Debentures.

There is no sinking fund for retirement of the Debentures at or prior to their maturity. As of December 31, 2009, the Company had $15.6 million of Series A Preferred Stock outstanding which currently pays an annual dividend rate of 5% or $780,000 per year, which rate will increase to 9% or $1.4 million per year following the fifth anniversary of the issuance date (December 19, 2013).  The Series A Preferred Stock has no maturity date and ranks senior to the Debentures. Although all our business is conducted principally through the Bank, the Bank is not obligated to make funds available to us for payment of principal and interest on the Debentures. Accordingly, our ability to make interest payments on the Debentures is dependent on the earnings and the distribution of funds from the Bank and we may defer the payment of interest without such deferral constituting an event of default under the Debentures if the Bank is prohibited by law, rule, regulation, or regulatory action or inaction from declaring and paying dividends to us in an amount sufficient to cover interest payments on all Debentures.   Following the deferral period, all deferred interest will be payable without demand.

As of December 31, 2009, the Bank did not have a net income and did not have sufficient retained net income for the preceding two years from which it could legally pay dividends to the Company absent the prior approval of the Bank’s primary federal banking regulator.   The Company intends to retain $3,000,000 of the net proceeds from this Offering (assuming an aggregate of $8,000,000 in principal amount of Debentures is sold) to permit the Company to meet its interest payment obligations under the Debentures. We believe that our liquid assets as of December 31, 2009 (i.e., cash and cash equivalents on an unconsolidated basis), when added to the $3,000,000 we anticipate retaining and the potential tax benefits associated with the interest payments on the Debentures, will cover our annual dividend payment obligations on our outstanding Series A Preferred Stock ($780,000) and our annual interest payment obligations on all Debentures ($720,000 before anticipated tax benefits associated therewith) through December 31, 2012. Although we anticipate that the Bank will generate sufficient net profits by this time to permit it to pay dividends to the Company, no assurances can be provided that the Bank will generate sufficient net profits to permit the Bank to pay dividends to us to cover these payment obligations thereafter.  Further, no assurances can be provided that the Bank’s regulators will approve any request to permit the Bank to pay sufficient dividends to the Company to meet our dividend and interest payment obligations in the event the Bank does not generate sufficient net profits to pay dividends to the Company.

If the Bank cannot pay us dividends for any reason, we may be unable to make the principal and interest payments on the Debentures as they come due. We cannot assure you that we will have access to cash flows sufficient to fund such payments when due. Further, our ability to receive dividends from the Bank is subject to extensive government regulation. The Debentures are subordinated and unsecured obligations of ours. As a result, if we are unable to pay the Debentures at their maturity, your ability to recover the principal amount of the Debentures and any outstanding interest may be limited.  As of the date hereof, we are not aware of any current or pending regulatory limitations on our ability to make interest payments on the Debentures when due other than as described herein.

Holders of our Debentures will have no say over our management and affairs.

Our executive officers and directors will make all decisions with respect to our management. Holders of our Debentures have no right or power to take part in management. Prospective investors will be entirely reliant on our executive officers and directors and will not be able to evaluate for themselves the merits of the proposed use and investment of the Debenture proceeds. The interests of our directors and executive officers may differ from the interests of the Debenture holders. Accordingly, no person should purchase Debentures unless he or she is willing to entrust all aspects of our management to our executive officers and directors.

In the event we redeem the Debentures before [MATURITY DATE], you may not be able to reinvest your principal at the same or a higher rate of return.

We may redeem the Debentures, in whole or in part, and without premium or penalty, at any time on or after January 1, 2014, subject to certain conditions. You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the Debentures or if it is otherwise in our interest to redeem the Debentures.  If the Debentures are redeemed, you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the Debentures.

The Offering prices are not necessarily an indication of the value of our Debentures.

The Offering price of the Debentures does not necessarily bear any relationship to the book value of our assets, past operations, cash flows and ability to repay the Debentures, losses, financial condition or any other established criteria for value. Our directors determined the Offering price, including the interest rate to be paid per annum and other terms after considering general market conditions and other factors.

You will not receive any interest on funds paid to us with your subscriptions unless and until we have issued Debentures to you upon acceptance of your subscriptions.

We will not pay any interest on funds paid to us with subscriptions. We intend to issue the Debentures to subscribers as soon as practicable following the applicable expiration date, and we will not pay interest on the Debentures until the date that the Debentures are issued. Because you will not receive any interest on your subscription funds prior to the issuance of the Debentures to you, we do not encourage you to submit your subscriptions earlier than is necessary to assure that we timely receive your subscription and payment before the expiration date of the Offering.

If we cancel this Offering, or if your subscription is not accepted because of the oversubscription of the Offering, we will not have any obligation to you except to return your subscription payments.

We may withdraw or terminate this Offering at any time before the applicable expiration date for any reason.  In addition, if, after all Rights holders have exercised their Basic Subscription and Rounding-Up Privileges, more than $8,000,000 in principal amount of Debentures is subscribed to be purchased pursuant to the exercise of Over-Subscription Privileges and/or by investors in the Public Offering, we may, but are not obligated to, increase the maximum principal amount of Debentures by up to $800,000 for an aggregate total Offering not to exceed $8,800,000.  Our Board of Directors will allocate the Debentures that remain after shareholders have exercised their Basic Subscription and Rounding-Up Privileges among shareholders exercising their Over-Subscription Privilege and investors subscribing for Debentures in the Public Offering as our Board of Directors determines in its sole and absolute discretion.  Therefore, there can be no assurances given that shareholders will receive the principal amount of Debentures they subscribe for in exercising their Over-Subscription Privilege.  If we withdraw or terminate this Offering, or we reject your subscription in connection with your Over-Subscription Privilege, in whole or in part, we will not have any obligation with respect to your Right that you have exercised except to return, without interest or deduction, any subscription payments that the subscription agent has received from you.

If you hold Rights and do not act on a timely basis and follow subscription instructions, your exercise of Rights may be rejected.

Holders of Rights who desire to purchase Debentures in the Rights Offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Pacific Time, on [45 DAYS FROM EFFECTIVE DATE], unless extended in our discretion.  If you are a beneficial owner of shares of Common Stock and you wish to exercise your Rights, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the Rights granted in the Rights Offering that you beneficially own prior to 5:00 p.m., Pacific Time on [45 DAYS FROM EFFECTIVE DATE], unless extended.  We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Pacific Time on [45 DAYS FROM EFFECTIVE DATE], unless extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this Offering, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  We do not undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this Rights Offering.

Any uncertified check used to pay for Debentures must clear prior to the expiration date of this Rights Offering or the Public Offering, as applicable, and the clearing process may require five or more business days.  If you hold Rights and choose to exercise your Rights, in whole or in part, or if you participate in the Public Offering and subscribe for Debenture and choose to pay for Debentures by uncertified check and your check has not cleared prior to the applicable expiration date, you will not have satisfied the conditions necessary to subscribe for and to purchase the Debentures.

FORWARD-LOOKING STATEMENTS

The Company from time to time in its oral and written communications makes statements relating to its expectations regarding the future.  These types of statements are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements can include statements about the Company’s net interest income or net interest margin; adequacy of allowance for loan losses, and the quality of the Company’s loans, investment securities and other assets; simulations of changes in interest rates; litigation results; dividend policy; estimated cost savings, plans and objectives for future operations; and expectations about the Company’s financial and business performance and other business matters as well as economic and market conditions and trends. All statements other than statements of historical fact included in this report, including statements regarding our financial position, business strategy and the plans and objectives of our management for future operations, are forward-looking statements.  When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to us or our management, identify forward-looking statements.

Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management, and are subject to risks, uncertainties, and other factors.

Actual results may differ materially and adversely from the expectations of the Company that are expressed or implied by any forward-looking statement.  The discussions in Item 1A, “Risk Factors,” and in Item 7,  “Management's Discussion and Analysis of Financial Condition and Results of Operations,” of our annual report on Form 10-K for the year ended December 31, 2009, list some of the factors that could cause the Company's actual results to vary materially from those expressed or implied by any forward-looking statements.  Other risks, uncertainties, and factors that could cause the Company’s actual results to vary materially from those expressed or implied by any forward-looking statement include but not limited to:

•	the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates;

•	changes in competitive conditions;

•	the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;

•	changes in customer borrowing, repayment, investment and deposit practices;

•	changes in fiscal, monetary and tax policies;

•	changes in financial and capital markets;

•	continued deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration;

•	capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by the Company of outstanding debt or equity securities;

•	factors driving impairment charges on investments;

•	the impact, extent and timing of technological changes;

•	litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;

•	actions of the Federal Reserve Board;

•	changes in accounting principles and interpretations;

•
actions of the Department of the Treasury and the Federal Deposit Insurance Corporation under the Emergency Economic Stabilization Act of 2008 and the Federal Deposit Insurance Act and other legislative and regulatory actions and reforms; and

•	the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends.

Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

THE OFFERING

The Debentures

We are offering an aggregate of $8,000,000 in 9% Convertible Subordinated Debentures, due [MATURITY DATE].   The Debentures will pay simple interest at the annual rate of 9% per annum, calculated through the last day of each calendar quarter and payable quarterly on January 15, April 15, July 15 and October 15 of each year the Debenture remains outstanding.  However, if any payment of principal or interest becomes due on a day that is not a business day, we will make payment on the next succeeding business day.  The Debentures will be convertible, in whole or in part, into shares of our Common Stock at the election of the holder.  Upon surrender of any or all of the Debentures along with a completed notice of conversion, a shareholder may convert that portion of the principal amount of the Debentures so surrendered into shares of Common Stock at $3.50 per share if converted on or before July 1, 2013, at $4.50 per share if converted during the period from July 2, 2013 to July 1, 2016, and at $6.00 per share, if converted during the period from July 2, 2016 to [MATURITY DATE], subject to adjustments, including subdivisions, redivisions, reductions, combinations, or consolidations of the Company’s outstanding Common Stock.  See “DESCRIPTION OF DEBENTURES – Conversion” herein.

All Debentures offered hereby will mature on [MATURITY DATE]. We may, at our option, call all or any part of the Debentures for payment and redeem the same at any time and from time to time after January 1, 2014 for face amount plus any interest accrued and unpaid to the date of redemption. See “DESCRIPTION OF DEBENTURES – Redemption” herein.

The Debentures will be issued only in denominations of $1,000 (and integral multiples thereof). Shareholders who hold a Right may “round up” the number of shares of Common Stock held as of the Record Date to 750, if they owned less than 750 shares, or to the next highest integral multiple of 750, if they owned more than 750 shares, and subscribe to purchase a Debenture in a principal amount of $1,000 for every 750 shares of Common Stock that results from this rounding-up procedure.  See “THE RIGHTS OFFERING – Rounding-Up Privileges” herein.

The Rights Offering and the Public Offering

We will first offer the Debentures in the Rights Offering to our shareholders of record as of April 30, 2010 who will be granted non-transferable subscription Rights to subscribe for and to purchase the Debentures. The aggregate of Debentures not subscribed for by shareholders in the Rights Offering will be offered in the Public Offering to the general public and to all shareholders alike.  The Rights Offering and the Public Offering are collectively referred to herein as the “Offering.”

Aggregate Amount of the Offering

The aggregate amount of the Offering is $8,000,000.  All Rights, in the aggregate, entitle the holders thereof to subscribe to purchase an aggregate of approximately $8,000,000 principal amount of Debentures, ignoring the operation of the Rounding-Up Privileges described below.  Subject to our right to terminate the Offering for any reason prior to our acceptance of subscriptions, we intend to issue and sell up to $8,000,000 in aggregate principal amount of Debentures pursuant to subscriptions timely received by the subscription agent pursuant to the exercise of Rights, including pursuant to Rounding-Up and Over-Subscription Privileges, and, if Debentures are available, pursuant to subscriptions timely submitted and duly accepted in the Public Offering. There is no minimum number of Rights which must be exercised in the Rights Offering or subscriptions for Debentures that must be received in the Public Offering in order for the Offering to close.

If, solely as a result of the exercise of the Basic Subscription and Rounding-Up Privileges, more than $8,000,000 in principal amount of Debentures is subscribed to be purchased by holders of Rights, we will issue and sell up to $800,000 in principal amount of Debentures to cover all subscriptions for Debentures pursuant to the exercise of Basic Subscriptions and Rounding-Up Privileges.  If, after all Rights holders have exercised their Basic Subscription and Rounding-Up Privileges, more than $8,000,000 in principal amount of Debentures is subscribed to be purchased pursuant to the exercise of Over-Subscription Privileges and/or by investors in the Public Offering, we may, but are not obligated to, increase the maximum principal amount of Debentures by up to $800,000 for an aggregate total Offering not to exceed $8,800,000.  Our Board of Directors will allocate the Debentures that remain, if any, after all Rights holders have exercised their Basic Subscription and Rounding-Up Privileges among shareholders exercising their Over-Subscription Privilege and investors subscribing for Debentures in the Public Offering as our Board of Directors determines in its sole and absolute discretion.

Reasons for the Offering

We are conducting the Offering to support the Bank’s anticipated growth in deposits and loans.  In authorizing the Offering, our Board of Directors considered a number of factors including our need for additional capital to support future growth and to meet and sustain anticipated regulatory requirements, the price at which our shareholders and the general public might be willing to participate in the Offering, historical and current trading prices for our Common Stock, the amount of proceeds desired, the potential need for liquidity, potential market conditions, and the desire to provide opportunity to our shareholders to participate in the Rights Offering. Our Board of Directors also considered several alternative capital raising methods prior to concluding that the Offering was the appropriate option under the circumstances.  We will use the net proceeds from the Offering primarily to support the capital and growth of the Bank and for other general corporate purposes.  See “USE OF PROCEEDS,” herein.

We are conducting the Rights Offering in order to provide holders of our Common Stock as of April 30, 2010 with the opportunity to subscribe for and purchase the Debentures offered hereby before subscriptions for Debentures from the general public are accepted.   Accordingly, each shareholder as of the Record Date will be granted one non-transferable subscription Right to subscribe for the Debentures in accordance with the terms contained herein.  Any Debentures remaining following the expiration of the Rights Offering will be offered to the general public and to all shareholders alike in the Public Offering.

The Offering is being conducted on a best efforts basis by our directors and officers.  The Offering is not underwritten, and we have not employed any brokers, dealers or agents to participate in the Offering.

No Board Recommendation

Our Board of Directors is making no recommendation regarding whether our shareholders or members of the general public should purchase any of the Debentures being offered in this prospectus. You are urged to make your decision based on your own assessment of our business and financial condition, our prospects for the future and the terms of the Offering.  See “RISK FACTORS” for a discussion of some of the risks involved in investing in the Debentures.

Conditions, Withdrawal, and Termination

We reserve the right to amend, terminate or withdraw the Offering prior to the applicable expiration dates for any reason. We may, for example, terminate the Offering, in whole or in part, if at any time before completion of the Offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended, or held to be applicable to us or the Offering that in the sole judgment and discretion of our Board of Directors would or might make the Offering or its completion, whether in whole or in part, illegal, or otherwise restrict or prohibit completion of the Offering. We may waive any of these conditions and choose to proceed with the Offering even if one or more of these events occur. If we terminate the Offering, in whole or in part, all affected Rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

We Will Resolve All Procedural and Other Questions

           We will resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of Rights or subscriptions for our Debentures. Our resolution will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any Right or subscription for our Debentures because of any defect or irregularity.

           We will not consider subscriptions as received or accepted until we have waived or you have cured all irregularities within the time period we determine in our sole discretion. We do not have any duty to notify you of any defect or irregularity in your submission of subscription documents or any other required documents. We will not incur any liability for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of a Right or a subscription for our Debentures if it does not comply with the terms of the Rights Offering or the Public Offering, as applicable, or is not in proper form.

Subscription Procedures

If you hold a Right and are exercising that Right to subscribe for the Debentures, you should carefully read the Subscription Certificate and other forms and related instructions that accompany this prospectus.  In order to exercise your Right and subscribe for Debentures, the completed Subscription Certificate and full payment for the subscribed Debentures in the manner described above must be received by the subscription agent on or before [45 DAYS FROM EFFECTIVE DATE], the expiration date for the Rights Offering, unless extended in our sole discretion.  Please see “THE RIGHTS OFFERING – Methods for Exercising Rights” for important information regarding the procedures applicable to the exercise of Rights.

If you are participating in the Public Offering, you should read carefully the Subscription Agreement and other forms and related instructions that accompany this prospectus.In order to validly subscribe for Debentures, the completed Subscription Agreement and full payment for the subscribed Debentures in the manner described above must be received by the subscription agent  on or before [60 DAYS FROM EFFECTIVE DATE], the expiration date for the Offering, unless extended in our discretion for up to two additional 30-day periods.

Shareholders exercising their Rights in the Rights Offering and any person desiring to subscribe for Debentures in connection with the Public Offering should complete, sign, deliver or mail the applicable subscription documents (subject to the $1,000 minimum investment), together with payment in full, directly to the subscription agent at the following address:

Computershare Trust Company N.A.
Attention: Corporate Actions
P.O. Box 43011
Providence, RI 02940-3011

In order to validly subscribe for Debentures, the completed subscription documents and full payment (as more fully discussed below) for the subscribed Debentures in the manner described herein must be received by the subscription agent on or before [45 DAYS FROM EFFECTIVE DATE] for subscriptions in connection with the Rights Offering, and on or before [60 DAYS FROM EFFECTIVE DATE] for subscriptions in connection with the Public Offering.

You should read carefully the subscription documents applicable to you and other forms and related instructions that accompany this prospectus.  THE METHOD OF DELIVERY OF THE SUBSCRIPTION DOCUMENTS AND PAYMENT OF THE AGGREGATE PURCHASE PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE SUBSCRIBERS.  IF SENT BY MAIL, YOU ARE URGED TO SEND YOUR SUBSCRIPTION DOCUMENTS AND PAYMENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

Acceptable Forms of Payment When Subscribing for Debentures

To timely subscribe for Debentures in the Offering, we must receive the purchase price in full, along with the completed Subscription Certificate for the Rights Offering or the Subscription Agreement for the Public Offering before the applicable expiration date in the form of:

•	a certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to “Computershare Trust Company, N.A.”; or

•	a personal check payable to “Computershare Trust Company, N.A.” that must have cleared payment.

Funds paid by uncertified personal check may take at least five business days to clear.  If you pay the purchase price by means of an uncertified personal check, you should make payment sufficiently in advance of the applicable expiration date to ensure that your check actually clears and we receive your payment before that time.  We are not responsible for any delay in payment by you.  We recommend that you consider payment by means of a certified or cashier's check or money order.

Whichever method is used, issuance of the Debentures that are sought to be purchased is subject to collection of checks and actual payment.  If a participating subscriber does not make payment of any amounts due by the  applicable expiration date, we reserves the right to take any or all of the following actions: (i) reject the unpaid portion of the subscription in its entirety; (ii) reallocate the principal amount in the Rights Offering to other Rights holders in accordance with their Rounding-Up Privileges or Over-Subscription Privileges; (iii) apply any payment actually received by us from the participating subscriber toward the purchase of the greatest principal amount of Debentures which could be acquired by such participating subscriber; and/or (iv) exercise any and all other rights or remedies to which we may be entitled, including the right to set off against payments actually received by us with respect to such subscribed-for Debentures.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights in the Rights Offering or subscriptions in the Public Offering will be determined by us and our determinations will be final and binding.  We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any Right in the Rights Offering or subscription in the Public Offering.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or Subscription Agreements or incur any liability for failure to give such notification.

 No Revocation

ONCE A SUBSCRIPTION FOR DEBENTURES HAS BEEN SUBMITTED, SUCH SUBSCRIPTION MAY NOT BE REVOKED WITHOUT OUR CONSENT.

Offering Expiration Dates

The Rights Offering will close at 5:00 p.m., Pacific Time, on [45 DAYS FROM EFFECTIVE DATE], at which time, our Board of Directors will make the determinations with respect to the acceptance of subscriptions in connection with the exercise of Over-Subscription Privileges and funds submitted with subscriptions received and accepted by us in connection with the exercise of Rights in the Rights Offering will be taken into capital by the Company.

The Public Offering will close at 5:00 p.m., Pacific Time, on [60 DAYS FROM EFFECTIVE DATE], at which time we will make the determinations with respect to the acceptance of subscriptions, subject to our discretion to accept or reject subscriptions for Debentures in the Public Offering for any reason, and funds submitted with subscriptions for Debentures in the Public Offering that we have accepted will be taken into capital by the Company.

We may, in our discretion, extend the expiration date for the Rights Offering and/or the Public Offering.

If the Offering closed on [60 DAYS FROM EFFECTIVE DATE], then we anticipate making the first interest payment on the Debentures on July 15, 2010 for interest accrued thereon during the period from issuance through June 30, 2010.

Issuance Date

We will issue the Debentures in exchange for payment to us of the subscription funds as promptly as practicable following the Rights Offering Expiration Date or the Public Offering Expiration Date, as applicable.  No interest will be payable to you on your subscription funds, and interest will commence accruing on the Debentures only from the date that they are issued.

Return of Payments for Rejected Subscriptions

We will return any excess payments that were tendered to us with respect to subscriptions that were not accepted, in whole or in part, by mail without interest or deduction promptly after the expiration of the applicable subscription period.

Our Rights to Terminate the Offering

We may terminate the Offering for any reason at any time prior to our acceptance of subscriptions received pursuant to the Offering, by action of our Board of Directors.  If the Offering is terminated prior to the acceptance of subscriptions, all Rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of Rights in the Rights Offering and from subscribers in the Public Offering. We will hold all monies received by us in connection with the Offering in an interest-bearing account at the Bank.  All such interest shall be payable to us even if we determine to terminate the Offering and return your subscription payment.

Our Reserved Rights in Connection with the Offering

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding.  No alternative, conditional or contingent subscriptions will be accepted.  We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any subscription if such subscription is not in accordance with the terms of this Offering or not in proper form or if the acceptance thereof or the issuance of Debentures thereto could be deemed unlawful.  We reserve the right to waive any deficiency or irregularity with respect to any Subscription Certificate or Subscription Agreement. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or Subscription Agreements or incur any liability for failure to give such notification.

Listing

None of the Rights or the Debentures will be listed for trading on any stock exchange or market. Our Common Stock is quoted on the NASDAQ Global Market under the symbol “CWBC.”

ERISA Considerations

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of Rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Internal Revenue Code (the “Code”).  If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of Rights.  Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of Rights under ERISA and the Code.

Questions

Please call our information agent for the Offering, Georgeson Inc., 199 Water Street – 26th Floor, New York, New York 10038, at (866) 203-9357, Monday through Friday (except bank holidays), between 9:00 a.m. and 6:00 p.m., Eastern Time and on Saturday between 10:00 am-4:00 p.m. Eastern Time, if you have any questions or need additional copies of the Offering materials.

THE RIGHTS OFFERING

In General

We are distributing at no charge to the record holders of our Common Stock on April 30, 2010, which we refer to as the “Record Date,” non-transferable Rights to subscribe to purchase, at a subscription price of 100% of principal amount, pro rata portions of the Debentures.  Each shareholder of record on the Record Date will be granted one non-transferable subscription Right which will entitle the holder to subscribe for and to purchase a Debenture in principal amount of $1,000 for every 750 shares of Common Stock, or a fraction thereof, held as of the Record Date.  We call this the “Basic Subscription Privilege.”

Exercise of Rights by Beneficial Owners of our Common Stock

If your shares of our Common Stock were held as of the Record Date for you in an account with your broker-dealer, trust company, bank or other nominee, you must contact that nominee to exercise your Right. In that case, the nominee will complete the Subscription Certificate on behalf of the Record Date beneficial shareholder and arrange for proper payment by one of the methods set forth under "THE OFFERING – Acceptable Forms of Payment When Subscribing for Debentures," above.

Participation by Shareholders Whose Shares Are Held of Record by Nominees

For purposes of determining the principal amount of Debentures a holder of a Right may acquire in the Rights Offering:

•
broker-dealers, trust companies, banks or others whose shares of our Common Stock are held of record by a depository or nominee, will be deemed to be the holders of the Rights that are issued to the depository or nominee on their behalf; and

•
customers of banks, brokers, trustees and others who are the beneficial owners of shares of our Common Stock that are held by such banks, trustees, and others (either of record or a depository or nominee), will be deemed to be the holders of the Rights that are issued (or deemed to be issued) to the banks, brokers, trustees, and others on their behalf.

Rounding-Up Privileges

Debentures will be issued only in denominations of $1,000 (and integral multiples thereof) in principal amount.  Therefore, if you are a shareholder and you hold a Right, your Right will entitle you to “round-up” the number of shares of Common Stock you held as of the Record Date to 750 (if you owned less than 750 shares as of the Record Date) or to the next highest integral multiple of 750 (if you owned more than 750 shares as of the Record Date) for purposes of determining the principal amount of the Debenture you are entitled to purchase with your Right.  We call this the “Rounding-Up Privilege.”

For example, if you owned 100 shares of Common Stock on the Record Date, the Rounding-Up Privilege entitles you to “round-up” the number of shares of Common Stock to 750 and, therefore, your Basic Subscription Privilege entitles you to purchase a Debenture in the principal amount of $1,000.

Similarly, if you held 1,050 shares of Common Stock on the Record Date, the Rounding-Up Privilege entitles you to “round-up” the number of shares of Common Stock to 1,500 and, therefore, your Basic Subscription Privilege entitles you to purchase a Debenture in the principal amount of $2,000.

If, solely as a result of the exercise of Basic Subscription and Rounding-Up Privileges, we receive subscriptions to purchase a dollar amount of Debentures that is in excess of $8,000,000, the maximum principal amount of Debentures offered hereby, we will increase the Offering by not more than $800,000 to $8,800,000 in principal amount of Debentures to accommodate all subscriptions pursuant to the exercise of Basic Subscription and Rounding-Up Privileges.

Over-Subscription Privileges

If you fully exercise your Right, including the Round-Up Privilege and subscribe to purchase the largest authorized Debenture denomination available to you, you may also subscribe for an unlimited amount of additional Debentures (subject to availability and rejection as described below) pursuant to "Over-Subscription Privileges."

For example, if you owned 100 shares of Common Stock on the Record Date and you exercise the Basic Subscription and Rounding-Up Privileges included in your Right for a Debenture in the principal amount of $1,000, you could elect also to subscribe to purchase any additional amount of Debentures that you choose, provided that the additional amount is $1,000 or an integral multiple of $1,000.    You should indicate on the Subscription Certificate that you submit with respect to the exercise of your Right how much additional principal amount of Debentures (in denominations of $1,000 or integral multiples of $1,000) you wish to acquire pursuant to the Over-Subscription Privilege.

If, after all Rights holders have exercised their Basic Subscription and Rounding-Up Privileges, more than $8,000,000 in principal amount of Debentures is subscribed to be purchased pursuant to the exercise of Over-Subscription Privileges and/or by investors in the Public Offering, we may, but are not obligated to, increase the maximum principal amount of Debentures by up to $800,000 for an aggregate total Offering not to exceed $8,800,000.  Our Board of Directors will allocate the Debentures that remain, if any, after all Rights holders have exercised their Basic Subscription and Rounding-Up Privileges among shareholders exercising their Over-Subscription Privilege and investors subscribing for Debentures in the Public Offering as our Board of Directors determines in its sole and absolute discretion.  Therefore, there can be no assurance that you will receive a Debenture in the principal amount that you have subscribed for in exercising your Over-Subscription Privilege.

Non-transferable Rights

The Rights are non-transferable and will not be listed for trading on any securities exchange or other market.  The Rights will be evidenced by Subscription Certificates which will be mailed to shareholders as of the Record Date.

Methods for Exercising Rights

Rights are evidenced by Subscription Certificates that will be mailed to Record Date shareholders or, if a Record Date shareholder's shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.  A Right may be exercised by completing and signing the Subscription Certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed Subscription Certificate to the subscription agent, together with payment in full for all Debentures requested (including any requested pursuant to the Rounding-Up privilege and the Over-Subscription Privilege) by the Rights Offering Expiration Date.  A Right may also be exercised by contacting your broker, trustee or other nominee.  Completed Subscription Certificates and related payments must be received by us prior to 5:00 p.m., Pacific Time, on or before the Rights Offering Expiration Date at our office at the address set forth above.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the Rights.  If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to us with the proper payment as described under "Payment for Debentures" below.

USE OF PROCEEDS

The net proceeds of the Offering, after payment of Offering expenses, are estimated to be $7,875,000 if all Debentures offered hereby are sold.

We intend to use the net proceeds from the Offering of the Debentures for general working capital and administrative expenses.  Our management will have broad discretion in the application of the net proceeds and shareholders and potential investors will be relying upon the judgment of our management regarding the application of these proceeds.   Assuming the sale of $8,000,000 in principal amount of Debentures, we anticipate using $4,875,000 (after deducting for Offering expenses) of the net proceeds from this Offering to make a capital investment in our banking subsidiary, the Bank, and retaining the remaining $3,000,000 at the Company to permit the Company to meet its payment obligations under the Debentures and to support the ongoing operations of the Company.  The Bank will invest these proceeds at its discretion, including into investment securities or new loans originated. The investment of the net proceeds will meet the criteria and characteristics embodied in the Bank’s current lending and investment policies. The capital investment into the Bank will immediately increase the Bank’s regulatory capital and related ratios and provide the Bank with the additional flexibility to expand its business and/or aid its efforts to reduce its nonperforming assets. We reserve the right to change the use of these proceeds.

The following table sets forth the sources and amount of funds which will be available to us upon completion of the Offering and the approximate use of said funds.

	Amount	Percent
Source of Proceeds
Sales of Debentures	$8,000,000	100%
Use of Proceeds
Offering expenses	$125,000	1.56%
Capital investment in the Bank	4,875,000	60.94%
Working capital	3,000,000	37.50%
Total	$8,000,000	100%

CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2009 on an actual basis and on a pro-forma basis to give effect to this Offering. For purposes of the tables below, we have assumed that $8,000,000 of our Debentures being offered by this prospectus will be sold for net proceeds of $7,875,000.  We anticipate that $4,875,000 of these proceeds will be downstreamed to the Bank as a capital investment. You should read the information below together with our consolidated financial statements and related notes thereto, which are included elsewhere in this prospectus.

Consolidated

($ in thousands)	Actual At December 31, 2009 (Audited)	Pro-Forma At December 31, 2009 (Unaudited)
Debt Outstanding:
Debentures payable (1)	$0	$8,000
Total indebtedness	$0	$8,000
Stockholders’ Equity:
Preferred stock, 10,000,000 shares authorized, 15,600 shares issued and outstanding	$14,540	$14,540
Common Stock, no par value, 10,000,000 shares authorized, 5,915,130 shares issued outstanding	33,110	33,110
Retained earnings	12,479	12,479
Accumulated other comprehensive income	178	178
Total stockholders’ equity	60,307	60,307
Total capitalization	$60,307	$60,307
Total regulatory capital to risk-weighted assets (1)	12.20%	13.65%
Tier 1 regulatory capital to risk-weighted assets	10.93%	10.93%
Tier 1 regulatory capital to average assets (leverage ratio)	8.81%	8.81%

Community West Bank

($ in thousands)	Actual At December 31, 2009 (Audited)	Pro-Forma At December 31, 2009 (Unaudited)
Stockholder’s Equity:
Common stock owned by the Company	$4,052	$4,052
Additional paid-in capital- common	40,017	44,892
Retained earnings	15,250	15,250
Accumulated other comprehensive income	178	178
Total stockholder’s equity	59,497	64,372
Total capitalization	$59,497	$64,372
Total regulatory capital to risk-weighted assets	12.05%	12.94%
Tier 1 regulatory capital to risk-weighted assets	10.78%	11.67%
Tier 1 regulatory capital to average assets (leverage ratio)	8.69%	9.41%

DETERMINATION OF OFFERING PRICE

The Debentures will be convertible into shares of our Common Stock at the election of the holder.  Upon surrender of any or all of the Debentures along with a completed notice of conversion, a shareholder may convert that portion of the principal amount of the Debentures so surrendered into shares of Common Stock at $3.50 per share if converted on or before July 1, 2013, at $4.50 per share if converted during the period from July 2, 2013 to July 1, 2016, and at $6.00 per share if converted during the period from July 2, 2016 to [MATURITY DATE].

The conversion price is subject to certain adjustments, including subdivisions, redivisions, reductions, or combinations of our outstanding Common Stock.   For example, in the event we effectuate a two for one stock split and increase our outstanding Common Stock from 5,915,130 to 11,830,260, the conversion price would be proportionately reduced by one-half to $1.50 per share if converted on or before July 1, 2013, to $2.25 per share if converted during the period from July 2, 2013 to July 1, 2016, and to $3.50 per share if converted during the period from July 2, 2016 to [MATURITY DATE].  Similarly, if we effectuate a one for two reverse stock split and reduce our outstanding common stock from 5,915,130 to 2,957,565, the conversion price would be proportionately increased to $6.00 per share if converted on or before July 1, 2013, to $9.00 per share if converted during the period from July 2, 2013 to July 1, 2016, and to $12.00 per share if converted during the period from July 2, 2016 to [MATURITY DATE].   We will not issue fractional shares of Common Stock or pay any cash adjustment in lieu of any fractional shares of Common Stock upon the conversion of a Debenture.  Any fractions will be rounded to the nearest whole number with fractions of one-half or greater being rounded to the next higher whole number and fractions of less than one-half being rounded to the next lower whole number.  A Debenture will not be convertible and the holder thereof will be prohibited from converting a Debenture to the extent the conversion or partial conversion would result in the holder being deemed or presumed to have acquired “control” of the Company or the Bank under federal banking laws and regulations unless and until such time that the holder obtains regulatory approval to acquire such control.  See “DESCRIPTION OF DEBENTURES – Conversion” herein.

These conversion prices and the convertibility features of the Debentures were determined by our Board of Directors based on our book value per share, the history of and the prospects for the industry in which we compete, an assessment of our management, our future business prospects, an assessment of our historical results of operations, our capital structure, our ability to increase the level of our earning assets, and other factors that our Board of Directors thought to be relevant.

DESCRIPTION OF COMMON STOCK

The following is a brief summary of the terms of our Common Stock.  This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and our Bylaws, copies of which have been filed with the Securities and Exchange Commission and are also available upon request from us, as well as the description of our Common Stock which is incorporated herein by reference through our previous filings with the Securities and Exchange Commission.

General

 We are authorized to issue up to 10,000,000 shares of Common Stock.  As of the Record Date, there were 5,915,130 shares of Common Stock outstanding.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share held, subject, however, to such special voting rights by class as are or may be granted to the holders of serial preferred stock.  With respect to the election of directors, each shareholder has the right to cumulate votes provided that the candidates' names have been properly placed in nomination prior to commencement of voting and a shareholder has given notice of the shareholder’s intention to cumulate votes prior to commencement of voting.

Dividend Rights

After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto have been paid or declared and set apart for payment and after the Company has complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of shares of Common Stock are entitled to receive, subject to the applicable provisions of the Corporations Code of the State of California, any dividends declared from time to time by our Board of Directors.  The ability of the Company to pay cash dividends is also subject to the ability of the Bank, to pay dividends or make other distributions to the Company, which in turn is subject to limitations imposed by law and regulation.  Further, the terms of our outstanding preferred stock which were sold to the U.S. Treasury under its Capital Purchase Program prohibit us from declaring dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the preferred stock.  Further, while we are permitted to pay stock dividends, effectuate stocks splits and reverse stock splits, we will not be permitted to declare or pay cash dividends on our Common Stock without approval from the U.S. Treasury until the third anniversary of the investment unless the preferred stock has been redeemed or transferred.

Liquidation Rights

In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Company, (ii) any accrued dividend claims and (iii) liquidation preferences of any outstanding preferred stock, will be distributed ratably, in cash or in kind, among the holders of Common Stock.

Preemptive Rights

Shareholders do not have any preemptive rights.

Transfer Agent and Registrar

The transfer agent and registrar of our Common Stock is Computershare Trust Company, N.A.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our Common Stock.  Any entity that is a holder of 25% or more of our Common Stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our Common Stock under the Change in Bank Control Act.

DESCRIPTION OF DEBENTURES

Please note that in this section entitled “Description of Debentures,” references to “holders” mean those who own Debentures registered in their own names, on the books that the Company maintains for this purpose, and not those who own beneficial interests in the Debentures registered in street name or in Debentures issued in book-entry form through one or more depositaries.

The following description summarizes the material provisions of the Debentures. This description is not complete and is qualified in its entirety by reference to the terms of the Debentures, a form of which has been filed as an Exhibit to the registration statement filed with the SEC of which this prospectus forms a part. Whenever particular defined terms of the Debenture are referred to in this prospectus, those defined terms are incorporated in this prospectus by reference.

General

The Debentures will not be issued under an indenture.

The Debentures will be contractually subordinate and junior in right of payment to all of the Company’s Senior Indebtedness, as that term is defined in the Debentures and summarized below. The terms of the Debentures do not place limitations on the amount of additional Senior Indebtedness or other debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness or other indebtedness. Further, because the Company is a holding company, the Debentures will be effectively subordinated to the claims of all creditors of the Bank, including the claims of the Bank’s depositors, bank lenders and other creditors of the Bank.

Principal and interest, if any, on the Debentures will be payable, and the Debentures will be transferable, at the Company’s main office, currently located at 445 Pine Avenue, Goleta, California 93117, except that interest may be paid at the Company’s option by check mailed to the address of the holder entitled to it as it appears on the Company’s books and records.

Interest Payments

The Company will promise to pay the principal amount of the Debentures to the registered holders on the Maturity Date and to pay interest on the principal amount of the Debentures at the rate of nine percent (9%) per annum, calculated through the last day of each calendar quarter (i.e., December 31, March 31, June 30 and September 30) and payable quarterly on January 15, April 15, July 15 and October 15 of each year the Debentures remains outstanding; provided, however, that if any payment of principal or interest becomes due on a day that is not a business day, we will make payment on the next succeeding business day.

The Company may defer interest payments for so long as the Company is required to defer interest by any law, regulation, policy, pronouncement, statement or action of any federal banking regulator or the Bank is prohibited from declaring and paying dividends to the Company in an amount sufficient to cover interest payments on all Debentures.  A failure to pay interest resulting from a deferral for the reasons stated herein will not constitute an Event of Default under the terms of the Debentures. Upon the expiration of any such deferral period, all deferred interest will be payable without demand, although the Holder may convert any interest amount so deferred into Common Stock at such time.  Following the deferral period, all deferred interest will be payable without demand.

As of December 31, 2009, the Bank did not have a net income and did not have sufficient retained net income for the preceding two years from which it could legally pay dividends to the Company absent the prior approval of the Bank’s primary federal banking regulator.   The Company intends to retain $3,000,000 of the net proceeds from this Offering (assuming an aggregate of $8,000,000 in principal amount of Debentures is sold) to permit the Company to meet its interest payment obligations under the Debentures.  We believe that our liquid assets as of December 31, 2009 (i.e., cash and cash equivalents on an unconsolidated basis), when added to the $3,000,000 we anticipate retaining and the potential tax benefits associated with the interest payments on the Debentures, will cover our annual dividend payment obligations on our outstanding Series A Preferred Stock ($780,000) and our annual interest payment obligations on all Debentures ($720,000 before anticipated tax benefits associated therewith) through December 31, 2012. Although we anticipate that the Bank will generate sufficient net profits by this time to permit it to pay dividends to the Company, no assurances can be provided that the Bank will generate sufficient net profits to permit the Bank to pay dividends to us to cover these payment obligations thereafter.  Further, no assurances can be provided that the Bank’s regulators will approve any request to permit the Bank to pay sufficient dividends to the Company to meet our dividend and interest payment obligations in the event the Bank does not generate sufficient net profits to pay dividends to the Company.

Unsecured Obligations; No Sinking Fund

The performance of the Company’s obligations under the Debentures will not be secured by a pledge of, or other security interest in, any of the Company’s assets. The Debentures will not be entitled to the benefit of any sinking fund.

Redemption

The Company may, at its option, redeem any of the Debentures issued hereunder, in whole or in part, at any time and from time to time on or after January 1, 2014 for an amount equal to the outstanding principal amount of the Debenture plus any accrued and unpaid interest to the date fixed for redemption.

Conversion

The Debentures are not convertible and the holder thereof will not be entitled to convert a Debenture to the extent that the holder would be deemed or presumed to have acquired control of the Company or the Bank, as determined under federal banking laws and regulations, as a result of receiving the shares of Common Stock subject to a proposed conversion or partial conversion, unless and until such time that the holder as obtained the approval of the applicable federal banking regulators to acquire the shares.

Under federal banking laws and regulations, a person acquires control of our Company or the Bank if such person has the power, directly or indirectly, to direct the management or policies of our Company or the Bank, or to vote 25% or more of any class of voting securities of our Company or our Bank.    A holder of a Debenture that is a bank holding company will be deemed to have acquired “control” of the Company or the Bank if the shares issuable under the Debenture, if then convertible, taken together with all shares of Common Stock then owned or controlled by such holder, results in the holder controlling more than 5% of the outstanding shares of our Common Stock.  A holder of a Debenture that is either an individual, bank, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or any other form of entity (other than a bank holding company), is  presumed to have acquired control of our Company and our Bank if the shares issuable under the Debenture, if then convertible, taken together with all shares of our Common Stock then owned or controlled by such holder, results in the holder controlling more than 10% of the outstanding shares of any class of voting securities of our Company or the Bank.   In calculating the percentages with respect to a holder of a Debenture referred to herein, the number of shares of Common Stock underlying all securities convertible into Common Stock beneficially owned by such holder are treated as outstanding, while the number of shares of Common Stock underlying all securities convertible into Common Stock not beneficially owned by such holder are not treated as outstanding.

  If convertible as to a holder of a Debenture, a Debenture will be convertible upon surrender of any or all of the Debentures along with a completed notice of conversion, a shareholder may convert that portion of the principal amount of the Debentures so surrendered into shares of Common Stock at $3.50 per share if converted on or before July 1, 2013, at $4.50 per share if converted during the period from July 2, 2013 to July 1, 2016, and at $6.00 per share, if converted during the period from July 2, 2016 to [MATURITY DATE].

Under the terms of the Debentures, the number of shares issuable upon conversion of a Debenture may be proportionately adjusted in certain circumstances to account for events affecting our outstanding shares.  The events include: (i) a subdivision or redivision of our outstanding shares of Common Stock into a greater number of shares of Common Stock; (ii) a reduction, combination, or consolidation of the outstanding shares of Common Stock into a smaller number of shares of Common Stock; (iii) the issuance of any shares of Common Stock to the holders of all or substantially all of the outstanding shares of Common Stock by way of a stock dividend.

For example, in the event we effectuate a two for one stock split and increase our outstanding Common Stock from 5,915,130 to 11,830,260, the conversion price would be proportionately reduced by one-half to $1.50 per share if converted on or before July 1, 2013, to $2.25 per share if converted during the period from July 2, 2013 to July 1, 2016, and to $3.50 per share if converted during the period from July 2, 2016 to [MATURITY DATE].Similarly, if we effectuate a one for two reverse stock split and reduce our outstanding common stock from 5,915,130 to 2,957,565, the conversion price would be proportionately increased to $6.00 per share if converted on or before July 1, 2013, to $9.00 per share if converted during the period from July 2, 2013 to July 1, 2016, and to $12.00 per share if converted during the period from July 2, 2016 to [MATURITY DATE].

We will not issue fractional shares of Common Stock or pay any cash adjustment in lieu of any fractional shares of Common Stock upon the conversion of a Debenture.  Any fractions will be rounded to the nearest whole number with fractions of one-half or greater being rounded to the next higher whole number and fractions of less than one-half being rounded to the next lower whole number.

The following examples illustrate the adjustments made to the conversion price as a result of stock splits and the resulting number of shares of Common Stock issuable upon conversion as a result thereof taking into account the rounding procedures with respect to fractional shares:

•
Forward Stock Split:  If the Company effectuates a two for one stock split, $1,000 in principal amount of Debentures would be convertible into 667 shares of Common Stock at $1.50 per share if converted on or before July 1, 2013, into 444 shares at $2.25 per share if converted during the period from July 2, 2013 to July 1, 2016, and into 333 shares at $3.50 per share if converted during the period from July 2, 2016 to [MATURITY DATE].

•
Reverse Stock Split:  If the Company effectuates a one for two reverse stock split, $1,000 in principal amount of Debentures would be convertible into 167 shares of Common Stock at $6.00 per share if converted on or before July 1, 2013, into 111 shares at $9.00 per share if converted during the period from July 2, 2013 to July 1, 2016, and into 83 shares at $12.00 per share if converted during the period from July 2, 2016 to [MATURITY DATE].

Events of Default

Principal and interest on a Debenture will become immediately due and payable upon the occurrence of an “Event of Default.”  The following constitute “Events of Default” under the terms of the Debentures:

•
if the Company fails to pay interest for two consecutive calendar quarters when due under the Debenture at the place and in the currency in which such amount is expressed to be payable, provided, however, that the failure to pay interest on the Debentures does not result from the Company’s or the Bank’s compliance with, any law, regulation, policy, pronouncement, statement or action of any bank regulatory agency;

•
if the Company does not pay on the Maturity Date any principal, interest or other amount payable by it under the Debenture at the place and in the currency in which such amount is expressed to be payable, provided, however, that the failure to pay principal, interest or other amount payable by it under the Debenture does not result from the Company’s or the Bank’s compliance with, any law, regulation, policy, pronouncement, statement or action of any bank regulatory agency;

•
if the Company makes a general assignment for the benefit of creditors; or any proceeding is instituted by it seeking relief as debtor, or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts or for an order for similar relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including under any statutes relating to the incorporation of companies) or seeking appointment of a receiver or trustee, or other similar official for it or for any substantial part of its properties or assets; or any corporate or partnership action is taken to authorize any of the actions referred to herein;

•
if any proceedings are instituted against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts or an order for similar relief under any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including under any statutes relating to the incorporation of companies) or seeking appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties or assets and such proceeding is not dismissed within sixty (60) days of its service on the Company;

•
if the Company takes any corporate proceedings for its dissolution, liquidation or if the corporate existence of the Company shall be terminated by expiration, forfeiture or otherwise, or if the Company ceases or threatens to cease, to carry on all or a substantial part of its business;

•
if on the date a holder intends to convert a Debenture into shares of Common Stock in accordance with the terms set out herein, the Company fails to have available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Debenture, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Debentures and such failure to have sufficient authorized but unissued shares of Common Stock is not cured within forty-five (45) days of the date of the conversion notice to the Company; and

•
if the Company is in material breach of the listing requirements of NASDAQ (or such other securities exchange in which Common Stock are then listed); and such breach is not cured by the Company within sixty (60) days after the date that the Company first becomes aware that it is in breach of NASDAQ’s listing requirements (or the listing requirements of such other securities exchange in which Common Stock are then listed).

Enforcement Agent

Under the terms of the Debentures and in order to provide for the collective and orderly enforcement of the rights of all holders of the Debentures affected by the occurrence of an Event of Default (the “Affected Debentures”), the Debentures provide for the appointment of an agent (the “Enforcement Agent”) by a majority in principal amount of Affected Debentures to represent all holders of Affected Debentures.  The Enforcement Agent will be responsible for enforcing the collective rights of such holders under the terms of the Debentures.

Upon the occurrence of an Event of Default, the Enforcement Agent may declare the principal amount of all of the Affected Debentures to be due and payable immediately, provided, however, that holders of a majority in principal amount of the Affected Debentures may rescind and annul the Enforcement Agent’s declaration of the acceleration of the Company’s payment obligations if all Events of Default with respect to Affected Debentures, other than the non-payment of the principal of Affected Debentures which have become due solely by such declaration of acceleration, have been cured or waived and the Company pays or deposits with the Enforcement Agent an amount sufficient to pay: (i) all overdue interest on all Affected Debentures; (ii) the principal of any Affected Debentures which have become due; (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the Debentures; and (iv) all sums paid or advanced by the Enforcement Agent and the reasonable compensation, expenses, disbursements and advances of the Enforcement Agent, its agents and counsel.

We have covenanted in the Debentures that, upon demand of the Enforcement Agent, we will pay, for the benefit of the holders of Affected Debentures, the whole amount then due and payable on such Affected Debentures for principal and any premium and interest and, to the extent that payment of such interest is legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed in the Affected Debentures, and, additionally, such further amount as is necessary to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Enforcement Agent, its agents and counsel.

Holders of Affected Debentures are precluded from instituting any proceeding, judicial or otherwise, with respect to their Affected Debentures, or for the appointment of a receiver or trustee, or for any other remedy in connection with an Event of Default, unless: (a) an Enforcement Agent has not been appointed in accordance with the terms of the Debenture within 60 days following the occurrence of an Event of Default; or (b) if an Enforcement Agent has been appointed,  all of the following conditions have been met:

•	such holder previously gave written notice to the Enforcement Agent of a continuing Event of Default; and
•	the Enforcement Agent has failed to institute any proceeding with respect to the Event of Default within ninety (90) days following the appointment of the Enforcement Agent.

Subordination

Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, or any other enforcement of any Senior Indebtedness, then all such Senior Indebtedness will first be paid in full, or will first have been duly provided for, before any payment is made on account of the Debenture Liabilities (as this term is defined in the Debentures).

In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relative to the Corporation, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or voluntary winding-up of the Corporation, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Corporation: (i) all Senior Indebtedness will first be paid in full, or provision made for such payment, before any payment is made on account of Debenture Liabilities; (ii) any payment or distribution of assets of the Corporation to which the holder of a Debenture would otherwise be entitled will be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and (iii) the Senior Creditors or a receiver or a receiver-manager of the Corporation or of all or part of its assets or any other enforcement agent may sell, mortgage, or otherwise dispose of the Corporation's assets in whole or in part, free and clear of all Debenture Liabilities and without the approval of the a holder of a Debenture or any requirement to account to such a holder.

The Debentures do not restrict us from incurring additional indebtedness for borrowed money or other obligations or liabilities (including Senior Indebtedness) or mortgaging, pledging or charging its properties to secure any indebtedness or obligations or liabilities.

As of December 31, 2009, the Company had $15.6 million of Series A Preferred Stock outstanding which currently pays an annual dividend rate of 5% or $780,000 per year, which rate will increase to 9% or $1.4 million per year following the fifth anniversary of the issuance date (December 19, 2013).  The Series A Preferred Stock has no maturity date and ranks senior to the Debentures.

Transfer of Debentures

The Debentures may be transferred by completion and delivery of a form to the registered office of the Corporation in Goleta, California accompanied by the relevant Debenture(s) together with such evidence of identity or title as the Corporation may reasonably require and upon payment of all applicable transfer taxes.  Thereupon, the Corporation will record such transfer on its books and issue a new debenture to the transferee in exchange for the Debenture(s).

Governing Law

The Debentures will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax consequences as of the date of this prospectus, of Rights in the Rights Offering with respect to 1) the receipt of Rights, 2) the exercise of those Rights and purchase of the Debentures, 3) the ownership of the Debentures and sale or other disposition of the Debentures, 4)  the conversion of the Debentures and receipt of Common Stock (as a capital asset for U.S. federal income tax purposes), 5) the receipt of dividends on Common Stock, and 6) the sale or other disposition of Common Stock.  This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect).  We have not sought, and will not seek, a ruling from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences of this Offering or the related Debenture issuance.  Therefore no assurances may be given that the IRS will not take positions contrary to those set forth herein.

This discussion applies only to the U.S. federal income tax consequences to U.S. holders (as defined below) and does not address the tax consequences of this Offering or the related Debenture issuance under foreign, state, or local tax laws.  Moreover, this is a general discussion of U.S. federal income tax consequences and does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances or to holders who may be subject to special tax rules, including, without limitation, partnerships (including any entity or arrangement treated as a partnership for federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. holders, banks, financial institutions, broker-dealers, holders who hold Common Stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or who acquired Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.  Because the U.S. federal income tax consequences depend on each holder’s own tax attributes and circumstances, each shareholder and potential subscriber should consult their own tax advisor regarding the U.S. federal, state and local and other tax consequences of this Offering or the related Debenture issuance.

For purposes of this description, a "U.S. holder" is a holder that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996 and qualified to continue to be treated as a U.S. trust).

Receipt of the Rights

The Rights are granted to holders of Common Stock at no cost to such holders and are non-transferrable.  The Rights entitle each such holder the right to purchase the Debentures at a price equal to their principal amount.  We have assumed that the fair market value of the Rights for U.S. federal income tax purposes is zero or a nominal value, and based on such value, you should not have any tax consequences upon receipt of the Rights.  To the extent that the IRS successfully asserts that the fair market value of the Rights is greater than zero, you could recognize taxable income to such extent which would likely be treated as ordinary income (see discussed below in “Dividends”).   In such case, you would have a basis in the Rights equal to the deemed fair market value.

Exercise of the Rights; Tax Basis and Holding Period of the Debentures

Upon exercise of Rights in the Rights Offering, you should not recognize any gain or loss.  Those who acquire Debentures through the exercise of Rights will generally have a tax basis in the Debentures equal to the sum of the subscription price paid for the Debentures, plus the basis, if any, in the Rights exercised, as discussed above in "Receipt of the Rights." The holding period for a Debenture acquired upon exercise of a Right begins with the date of exercise.

Those who acquire Debentures in the Public Offering will generally have a tax basis in the Debentures equal to the subscription price paid for the Debentures.  The holding period for a Debenture acquired in connection with the Public Offering begins with the date of acquisition of the Debenture.

Sale, Exchange, Redemption or Other Disposition Of Debentures

Upon the sale, exchange, redemption or other disposition of a Debenture, you will generally recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition (typically the amount you receive on the sale of the Debenture) and your adjusted tax basis in the Debenture.  Your tax basis in a Debenture will generally be equal to the amount you paid for the Debenture, decreased by any payments received on the Debenture other than qualified stated interest.  We expect that all payments made before maturity of the Debentures will constitute qualified stated interest (as there are no interim principal payments and interest is payable unconditionally at fixed periodic intervals of less than one year over the life of the Debentures).  Moreover, the Debentures are offered at their principal amount and the Rights are valued at zero (and are granted at no cost), and thus we do not expect that the Debentures will be sold at a premium or discount that will require amortization for U.S. federal income tax purposes.  Any gain you recognize on a taxable disposition of the Debenture generally will be capital gain, except to the extent that there is accrued market discount on the Debenture that you have not previously included in your income, which will be treated as ordinary income. (Market discount would occur in the event you acquired the Debenture from a previous holder at a discount from the principal amount due).  Any capital gain or loss will be long-term capital gain or loss if you have held the Debenture for more than one year. Long-term capital gains of non-corporate holders currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.  Note, however, that any portion of the amount you receive from the sale of the Debentures attributable to accrued interest will not be included in your amount realized on the sale of Debentures but will be taxable as interest income (to the extent you did not previously include such interest in your taxable income), which will be treated as ordinary income.

Conversion of Debentures

Upon conversion of a Debenture into Common Stock, you generally should not recognize any income, gain or loss (pursuant to Section 368(a)(1)(E) of the Code) except to the extent that the Common Stock is considered attributable to accrued interest not previously included in your taxable income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of Common Stock (which may be subject to capital gains taxation if such cash exceeds your tax basis in the Debenture). Your tax basis in the Common Stock received on conversion of a Debenture will be the same as your adjusted tax basis in the Debenture at the time of conversion (not including any basis allocable to a fractional share for which cash is received), and the holding period of the Common Stock will include the holding period of the converted Debenture. However, your tax basis in shares of the Common Stock considered attributable to any accrued interest generally will equal the amount of the accrued interest included in income, and the holding period for such Common Stock will begin on the date of conversion. An adjustment of the conversion ratio of the Debentures, in some circumstances, could be treated as a constructive distribution, as discussed below.

Constructive Distributions

The conversion rate of the Debentures will be adjusted in certain circumstances (due to adjustments in the conversion price). Under Section 305(c) of the Code, adjustments (or failures to make adjustments) may in some circumstances result in a deemed distribution to holders of Debentures (or Common Stock). Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Debentures, however, will generally not be considered to result in a deemed distribution to you. It is possible that certain conversion rate adjustments provided in the Debentures (including, without limitation, adjustments in respect of taxable dividends to holders of Common Stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. In such case, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in the manner described below under “Dividends.” It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Dividends

Distributions, if any, made on our Common Stock generally will be included in income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the Common Stock and thereafter as capital gain from the sale or exchange of Common Stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, exchange, redemption or other taxable disposition of Common Stock

Upon the sale, taxable exchange or other taxable disposition of Common Stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the Common Stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate holders generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to you of proceeds from the sale of Debentures may be subject to information reporting to the IRS and possible U.S. federal backup withholding.  Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding.  Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability.  You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

Tax on Investment Income

Effective in taxable years beginning after December 31, 2012, Code section 1411 (as adopted by the Reconciliation Act of 2010, as amended, in combination with the Patient Protection and Affordable Health Care Act which was signed into law by the President on March 23, 2010) subjects net investment income, including dividends, interest, and capital gains) to an additional 3.8% tax in the case of individuals, estates and certain trusts with modified adjusted gross income or adjusted gross income, as the case may be, in excess of certain levels (generally, $250,000 on a joint return, or $200,000 on a return for a single individual or the dollar amount at which the highest income tax bracket begins for an estate or trust).

PLAN OF DISTRIBUTION

We are offering up to $8,000,000 in principal amount of Debentures.  The Offering is being conducted on a best efforts basis by our directors and officers.  The Offering is not underwritten, and we have not employed any brokers, dealers or agents to participate in the Offering.  Debentures not purchased pursuant to the Rights Offering will be made available in the Public Offering to members of the general public and existing shareholders alike.

Our officers, directors and employees and/or their family members may purchase Debentures in this Offering. All such purchases shall be made for investment purposes only and not with a view towards redistribution. Any such purchases will be made on the same terms and conditions that apply to any other purchaser.

We will distribute to our shareholders as of the Record Date a Subscription Certificate for exercising their Right to subscribe for and to purchase Debentures in the Rights Offering.   A Right may be exercised by completing and signing the Subscription Certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed Subscription Certificate to the subscription agent, together with payment in full for all Debentures subscribed for (including any requested pursuant to the Rounding-Up privilege and the Over-Subscription Privilege) by the Rights Offering Expiration Date.  A Right may also be exercised by contacting your broker, trustee or other nominee.  Completed Subscription Certificates and related payments must be received by the subscription agent prior to 5:00 p.m., Pacific Time, on or before the Rights Offering Expiration Date at our office at the address set forth herein.

Subscribers participating in the Public Offering must complete a Subscription Agreement, a form of which accompanies this prospectus, and remit full payment for the subscribed Debentures in the manner described herein to the subscription agent on or before [60 DAYS FROM EFFECTIVE DATE], the expiration date for the Offering, unless extended in our discretion for up to two additional 30-day periods.

We will hold all monies received by us in connection with the Offering in an interest-bearing account at the Bank.  All such interest shall be payable to us even if we determine to terminate the Offering and return your subscription payment.  In addition, we will return any excess payments that were tendered to us with respect to subscriptions that were not accepted, in whole or in part, by mail without interest or deduction promptly after the expiration of the applicable subscription period.

We will issue the Debentures in exchange for payment to us of the subscription funds as promptly as practicable following the Rights Offering Expiration Date or the Public Offering Expiration Date, as applicable.  No interest will be payable to you on your subscription funds, and interest will commence accruing on the Debentures only from the date that they are issued.

Shareholders exercising their Rights in the Rights Offering and any person desiring to subscribe for Debentures in connection with the Public Offering should complete, sign, deliver or mail the applicable subscription documents (subject to the $1,000 minimum investment), together with payment in full, directly to the subscription agent at the following address:

Computershare Trust Company N.A.
Attention: Corporate Actions
PO Box 43011
Providence, RI 02940-3011

LEGAL MATTERS

Horgan, Rosen, Beckham and Coren, L.L.P., Calabasas, California will pass upon the legality of the securities offered by this prospectus for us.

EXPERTS

 The consolidated financial statements of CWBC appearing in our Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

WHERE YOU CAN OBTAIN MORE INFORMATION

We file electronically annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits.  You may inspect without charge a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

Community West Bancshares has a website at http://www.communitywest.com. Our wholly-owned subsidiary, Community West Bank, National Association, has a website at http://www.communitywestbank.com. The information on both of these web sites is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

Purchasers of the Debentures will be furnished our annual consolidated financial statements, including a balance sheet and statements of operations, accompanied by a report of our independent auditors stating that (i) an audit of such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States), and (ii) the opinion of the auditors with respect to the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles generally accepted in the United States of America, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on the financial statements.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	our Definitive Proxy Statement on Schedule 14A in connection with our 2010 Annual Meeting of Shareholders, filed March 31, 2010.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Community West Bancshares
445 Pine Avenue
Goleta, California 93117
(805) 692-5821

In addition, we make available, without charge, through our website, http://www.communitywest.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following are the estimated expenses, all of which will be paid by the Company, in connection with the Offering described in this registration statement:

Securities and Exchange Commission registration fee	$627
Printing and other miscellaneous fees and expenses*	15,000
Legal fees and expenses*	84,373
Accounting fees and expenses*	25,000
Total	$125,000

* Estimated solely for the purpose of this Item.  Actual expenses may be more or less.

Item 14.   Indemnification of Directors and Officers

Article V of the Company’s Articles of Incorporation provides that the Company shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law.  It also provides that the Company is authorized to provide indemnification for its agents to the extent permissible under California law.  In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law.  Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.”  For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise.  Section 317 mandates indemnification of an agent for expenses where the agent’s defense is successful on the merits.  In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders.  Such indemnification must be authorized by (1) a majority vote of a quorum of the Board of Directors consisting of directors who are not parties to the proceedings, (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (3) the court in which the proceeding is or was pending upon application by designated parties.  Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable.  Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

In accordance with Article V of the Company’s Articles of Incorporation and California law, the Company has entered into indemnification agreements with its directors and executive officers.  These indemnification agreements require the Company to indemnify and advance certain expenses to its directors and executive officers, including attorneys’ fees and any kind of fee actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which such director or executive officer may be or may have been involved as a party or otherwise (other than as plaintiff against the Company), by reason of the fact that such director or executive officer is or was an agent of the Company or by reason of any action taken by him or her or of any inaction on his or her part while acting as such agent of the Company. Indemnity generally applies if its determined that such director or executive officer acted in good faith and in a manner such director or executive officer reasonably believed to be in the best interest of the Company.

Item 15.  Recent Sales of Unregistered Securities.

None.

Item 16.  Exhibits and Financial Statement Schedules.

The following is a list of exhibits filed as a part of this Registration Statement:

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (1)

3.2	Bylaws (2)

3.3	Certificate of Amendment of Bylaws (1)

3.4	Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (1)

4.1	Common Stock Certificate (3)

4.2	Warrant to Purchase 521,158 shares of Common Stock, dated December 19, 2008, issued to the United States Department of the Treasury (4)

4.3	Form of Debenture **

4.4	Form of Subscription Certificate**

4.5	Form of Subscription Agreement *

4.6	Form of Notice to Shareholders who are Record Holders**

4.7	Form of Notice to Shareholders who are Acting as Nominees**

4.8	Form of Notice to Clients of Shareholders who are Acting as Nominees**

4.9	Form of Beneficial Owner Election Form*

5.1	Opinion of Horgan, Rosen, Beckham & Coren LLP regarding legality of securities being registered**

10.1+	1997 Stock Option Plan and Form of Stock Option Agreement (5)

10.2+	Salary Continuation Agreement between Goleta National Bank and Llewellyn Stone, President and CEO (2)

10.3	Indemnification Agreement between the Company and Lynda Nahra, dated December 20, 2001 (6)

10.4	Indemnification Agreement between the Company and Charles G. Baltuskonis, dated March 18, 2003 (7)

10.5	Assistant Secretary’s Certificate of Adoption of Amendment No. 1 to Community West Bancshares 1997 Stock Option Plan (8)

10.6+	Community West Bancshares 2006 Stock Option Plan (8)

10.7+	Community West Bancshares 2006 Stock Option Plan form of Stock Option Agreement (8)

10.8+	Employment and Confidentiality Agreement date January 1, 2007 among Community West Bank, Community West Bancshares and Lynda J. Nahra (9)

10.9+	Employment and Confidentiality Agreement date July 1, 2007 among Community West Bank, Community West Bancshares and Charles G. Baltuskonis (10)

10.10+	Employment and Confidentiality Agreement, dated September 5, 2008, among Community West Bank, Community West Bancshares and Richard M. Favor (11)

10.11
Letter Agreement, dated December 19, 2008, between Community West Bancshares and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto and incorporated therein (4)

10.12	Letter Agreement, dated December 19, 2008, between Community West Bancshares and the United States Department of the Treasury regarding the Number of Director Positions (4)

10.13+	Agreement, dated December 19, 2008, between Community West Bancshares and Lynda Nahra regarding modifications to Benefit Plans (4)

10.14+	Agreement, dated December 19, 2008, between Community West Bancshares and Charles Baltuskonis regarding modifications to Benefit Plans (4)

10.15+	Agreement, dated December 19, 2008, between Community West Bancshares and Richard Favor regarding modifications to Benefit Plans (4)

10.16	Waiver of Lynda Nahra, dated December 19, 2008, waiving claims against Community West Bancshares and the United States Department of the Treasury as a result of modifications to Benefit Plans (4)

10.17
Waiver of Charles Baltuskonis, dated December 19, 2008, waiving claims against Community West Bancshares and the United States Department of the Treasury as a result of modifications to Benefit Plans (4)

10.18	Waiver of Richard Favor, dated December 19, 2008, waiving claims against Community West Bancshares and the United States Department of the Treasury as a result of modifications to Benefit Plans (4)

21.1	Subsidiaries of the Registrant (12)

23.1	Consent of Ernst & Young LLP**

23.2	Consent of Horgan, Rosen, Beckham & Coren LLP (included in Exhibit 5.1 hereto)**

31.2	Power of Attorney*
_______________________________________________
(1)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on December 18, 2008.

(2)	Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 1998.

(3)	Incorporated by reference from the Registrant's Amendment to Registration Statement on Form 8-A filed with the Commission on March 12, 1998.

(4)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on December 24, 2008.

(5)	Incorporated by reference from the Registrant's Registration Statement on Form S-8 filed with the Commission on December 31, 1997.

(6)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 filed by the Registrant with the Commission on April 16, 2002.

(7)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed by the Registrant with the Commission on March 31, 2003.

(8)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (File No 333-129898) filed with the Commission on November 22, 2005.

(9)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on February 28, 2007.

(10)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on July 2, 2007.

(11)	Incorporated by reference from Registrant’s Form 8-K filed with the Commission on September 10, 2008.

(12)	Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 2007.

___________________________

+	Indicates a management contract or compensatory plan or arrangement.

*	Previously filed.

**	Filed herewith.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

5.
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities remaining, and the terms of any subsequent reoffering thereof. If any public offering by the registrant is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on this 30th day of April, 2010.

COMMUNITY WEST BANCSHARES
By:	/s/ Lynda J. Nahra
Lynda J. Nahra, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on April 30, 2010.

SIGNATURE	TITLE

/s/ Lynda J. Nahra	President, Chief Executive Officer and Director
Lynda J. Nahra

/s/ Charles G. Baltuskonis	Executive Vice President and Chief Financial Officer
Charles G. Baltuskonis

*	Director
Robert H. Bartlein

*	Director
Jean W. Blois

*	Director
John D. Illgen

*	Director
William R. Peeples

*	Director
James R. Sims, Jr.

*	Director
Kirk B. Stovesand

*	Director
C. Richard Whiston

/s/ Lynda J. Nahra	President, Chief Executive Officer and Director
Lynda J. Nahra As Attorney-in-Fact

/s/ Charles G. Baltuskonis	Executive Vice President and Chief Financial Officer
Charles G. Baltuskonis As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (1)

3.2	Bylaws (2)

3.3	Certificate of Amendment of Bylaws (1)

3.4	Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (1)

4.1	Common Stock Certificate (3)

4.2	Warrant to Purchase 521,158 shares of Common Stock, dated December 19, 2008, issued to the United States Department of the Treasury (4)

4.3	Form of Debenture **

4.4	Form of Subscription Certificate **

4.5	Form of Subscription Agreement *

4.6	Form of Notice to Shareholders who are Record Holders**

4.7	Form of Notice to Shareholders who are Acting as Nominees**

4.8	Form of Notice to Clients of Shareholders who are Acting as Nominees**

4.9	Form of Beneficial Owner Election Form*

5.1	Opinion of Horgan, Rosen, Beckham & Coren LLP regarding legality of securities being registered**

10.1+	1997 Stock Option Plan and Form of Stock Option Agreement (5)

10.2+	Salary Continuation Agreement between Goleta National Bank and Llewellyn Stone, President and CEO (2)

10.3	Indemnification Agreement between the Company and Lynda Nahra, dated December 20, 2001 (6)

10.4	Indemnification Agreement between the Company and Charles G. Baltuskonis, dated March 18, 2003 (7)

10.5	Assistant Secretary’s Certificate of Adoption of Amendment No. 1 to Community West Bancshares 1997 Stock Option Plan (8)

10.6+	Community West Bancshares 2006 Stock Option Plan (8)

10.7+	Community West Bancshares 2006 Stock Option Plan form of Stock Option Agreement (8)

10.8+	Employment and Confidentiality Agreement date January 1, 2007 among Community West Bank, Community West Bancshares and Lynda J. Nahra (9)

10.9+	Employment and Confidentiality Agreement date July 1, 2007 among Community West Bank, Community West Bancshares and Charles G. Baltuskonis (10)

10.10+	Employment and Confidentiality Agreement, dated September 5, 2008, among Community West Bank, Community West Bancshares and Richard M. Favor (11)

10.11
Letter Agreement, dated December 19, 2008, between Community West Bancshares and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto and incorporated therein (4)

10.12	Letter Agreement, dated December 19, 2008, between Community West Bancshares and the United States Department of the Treasury regarding the Number of Director Positions (4)

10.13+	Agreement, dated December 19, 2008, between Community West Bancshares and Lynda Nahra regarding modifications to Benefit Plans (4)

10.14+	Agreement, dated December 19, 2008, between Community West Bancshares and Charles Baltuskonis regarding modifications to Benefit Plans (4)

10.15+	Agreement, dated December 19, 2008, between Community West Bancshares and Richard Favor regarding modifications to Benefit Plans (4)

10.16	Waiver of Lynda Nahra, dated December 19, 2008, waiving claims against Community West Bancshares and the United States Department of the Treasury as a result of modifications to Benefit Plans (4)

10.17
Waiver of Charles Baltuskonis, dated December 19, 2008, waiving claims against Community West Bancshares and the United States Department of the Treasury as a result of modifications to Benefit Plans (4)

10.18	Waiver of Richard Favor, dated December 19, 2008, waiving claims against Community West Bancshares and the United States Department of the Treasury as a result of modifications to Benefit Plans (4)

21.1	Subsidiaries of the Registrant (12)

23.1	Consent of Ernst & Young LLP**

23.2	Consent of Horgan, Rosen, Beckham & Coren LLP (included in Exhibit 5.1 hereto)**

31.3	Power of Attorney*
_______________________________________________
(1)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on December 18, 2008.

(2)	Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 1998.

(3)	Incorporated by reference from the Registrant's Amendment to Registration Statement on Form 8-A filed with the Commission on March 12, 1998.

(4)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on December 24, 2008.

(5)	Incorporated by reference from the Registrant's Registration Statement on Form S-8 filed with the Commission on December 31, 1997.

(6)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 filed by the Registrant with the Commission on April 16, 2002.

(7)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed by the Registrant with the Commission on March 31, 2003.

(8)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (File No 333-129898) filed with the Commission on November 22, 2005.

(9)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on February 28, 2007.

(10)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on July 2, 2007.

(11)	Incorporated by reference from Registrant’s Form 8-K filed with the Commission on September 10, 2008.

(12)	Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 2007.

___________________________

+	Indicates a management contract or compensatory plan or arrangement.

*	Previously filed.

**	Filed herewith.